                            SCHEDULE 14A INFORMATION

                                PROXY STATEMENT
                  PURSUANT TO SECTION 14(a) OF THE SECURITIES
                              EXCHANGE ACT OF 1934

                          FILED BY THE REGISTRANT /X/
                FILED BY A PARTY OTHER THAN THE REGISTRANT /  /

                           Check the appropriate box:
      [X]  Preliminary Proxy Statement  [_]  Confidential, for Use of the
              Commission Only (as permitted by Rule 14a-6(e)(2))
                        [_]  Definitive Proxy Statement
                     [_]  Definitive Additional Materials
               [_]  Soliciting Material Pursuant to Rule 14a-12

                            NEXELL THERAPEUTICS INC.
                            ------------------------
                (Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
       (1)  Title of each class of securities to which transaction applies:
       (2)  Aggregate number of securities to which transaction applies:
       (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
       (4)  Proposed maximum aggregate value of transaction:
       (5)  Total fee paid:

[_]  Fee paid previously with preliminary materials.

     [_] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

       (1)  Amount Previously Paid:
       (2)  Form, Schedule or Registration Statement No.:
       (3)  Filing Party:
       (4)  Date Filed:

                           Nexell Therapeutics Inc.
                                   9 Parker
                           Irvine, California 92618
                                (949) 470-9011


                                                       April 17, 2000

Dear Stockholder:

You are cordially invited to attend the Annual Meeting of Stockholders of Nexell Therapeutics Inc., which will be held at The Doubletree Hotel, 90 Pacifica, Irvine, California on June 14, 2000. The Annual Meeting will begin promptly at 9:00 a.m. Pacific Daylight Time.

The accompanying Proxy Statement, which you are urged to read carefully, provides important information regarding matters that will be considered and voted upon at the Annual Meeting. In addition to electing directors of the Company and ratifying the appointment of the independent auditors, stockholders will be asked to approve an increase in the amount of shares issuable under the Company's 1997 Incentive and Non-Incentive Stock Option Plan; to approve an extension to the terms of options granted to directors Donald G. Drapkin and Eric A. Rose, M.D.; to amend the Company's Amended and Restated Certificate of Incorporation to effect a 1 for 4 "reverse stock split" whereby the Company would issue one new share of Common Stock in exchange for four shares of outstanding Common Stock; and, conditioned upon approval of the reverse stock split, to amend the Company's Amended and Restated Certificate of Incorporation to reduce the authorized shares of Common Stock from 160,000,000 to 80,000,000.

These are very important matters that have significant impact on the Company. The accompanying Notice and Proxy Statement describe these proposals. We urge you to read this information carefully and vote your shares promptly. The directors and officers of the Company hope that as many stockholders as possible will be present at the meeting. BECAUSE THE VOTE OF EACH STOCKHOLDER IS IMPORTANT, WE ASK THAT YOU SIGN AND RETURN THE ENCLOSED PROXY CARD IN THE ENVELOPE PROVIDED, WHETHER OR NOT YOU NOW PLAN TO ATTEND THIS MEETING. This will not limit your right to attend the meeting or to change your vote at the meeting.

We appreciate your cooperation and interest in the Company. To assist us in preparing for the meeting, please return your proxy card at your earliest convenience.

On behalf of the Board of Directors, I look forward to seeing you on June 14th.

                                       Sincerely,


                                       Richard L. Dunning
                                       Chairman of the Board
                                       and Chief Executive Officer

                           NEXELL THERAPEUTICS INC.
                                   9 Parker
                           Irvine, California 92618
                                (949) 470-9011

       NOTICE OF ANNUAL MEETING OF STOCKHOLDERS TO BE HELD JUNE 14, 2000


TO OUR STOCKHOLDERS:

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Nexell Therapeutics Inc. will be held at the Doubletree Hotel, 90 Pacifica Avenue, Irvine, California on Wednesday, June 14, 2000 at 9:00 a.m., Pacific Daylight Time, to consider and act upon the following proposals:

    1.  To elect a Board of eight directors;
    2. To approve a proposal to amend the Company's Amended and Restated Certificate of Incorporation, as amended, to effect a 1 for 4 reverse stock split, whereby the Company would issue one new share of Common Stock in exchange for four shares of outstanding Common Stock;
    3. Conditioned upon approval of the reverse stock split, to approve a proposal to amend the Company's Amended and Restated Certificate of Incorporation, as amended, to reduce the authorized shares of Common Stock from 160,000,000 to 80,000,000;
    4. To increase the number of shares of Common Stock issuable under the Company's 1997 Incentive and Non-Incentive Stock Option Plan from 3,000,000 to 5,250,000;
    5. To approve an extension to the terms of options granted to directors Donald G. Drapkin and Eric A. Rose, M.D.;
    6. To ratify the appointment of KPMG LLP as independent auditors of the Company for the year ending December 31, 2000; and
    7. To transact such business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

The foregoing items of business are described in the Proxy Statement accompanying this notice. Only common stockholders of record at the close of business on April 17, 2000, the Record Date for the Annual Meeting, are entitled to notice of and to vote at the Annual Meeting.

The Company's Annual Report to Stockholders for the year ended December 31, 1999 containing audited financial statements accompanies this Proxy Statement.

In compliance with Section 219 of the General Corporation Law of the State of Delaware, a list of the stockholders entitled to vote at the Annual Meeting will be open for examination by any stockholder for any purpose germane to the Annual Meeting during ordinary business hours for a period of ten days prior to the Annual Meeting at the offices of the Company. The list of stockholders will be available for examination at the site of the Annual Meeting on the meeting date from 8:30 a.m. until adjournment of the meeting.

                                       By Order of the Board of Directors,


                                       William A. Albright, Jr., Secretary

Irvine, California
April 17, 2000

ALL STOCKHOLDERS ARE CORDIALLY INVITED TO ATTEND THE MEETING IN PERSON. WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE IN ORDER TO ENSURE YOUR REPRESENTATION AT THE MEETING. A RETURN ENVELOPE (WHICH IS POSTAGE PREPAID IF MAILED IN THE UNITED STATES) IS ENCLOSED FOR THAT PURPOSE. EVEN IF YOU HAVE GIVEN YOUR PROXY, YOU MAY STILL VOTE IN PERSON IF YOU ATTEND THE MEETING.
PLEASE NOTE, HOWEVER, THAT IF A BROKER, BANK OR OTHER NOMINEE IS THE RECORD HOLDER OF YOUR SHARES AND YOU WISH TO VOTE AT THE MEETING, YOU MUST OBTAIN FROM THE RECORD HOLDER A PROXY ISSUED IN YOUR NAME.
---------------------------------------------


               YOU CAN VOTE IN ONE OF THREE WAYS:

                 (1) Use the toll-free telephone number on your proxy card to vote by phone;

                 (2) Visit the web site noted on your proxy card to vote via the
                     Internet; or

                 (3) Sign, date and return your proxy card in the enclosed
                     envelope to vote by mail.

                           NEXELL THERAPEUTICS INC.
                                   9 Parker
                           Irvine, California 92618
                                (949) 470-9011


                                PROXY STATEMENT

                        Annual Meeting of Stockholders
                          To Be Held On June 14, 2000

                                 INTRODUCTION

General

This Proxy Statement is being furnished to stockholders of Nexell Therapeutics Inc., a Delaware corporation (the "Company"), in connection with the solicitation of proxies by the Company's Board of Directors for use at the Annual Meeting of Stockholders to be held at the Doubletree Hotel, 90 Pacifica Avenue, Irvine, California on Wednesday, June 14, 2000 at 9:00 a.m., Pacific Daylight Time, and any and all adjournments or postponements thereof. The cost of the solicitation will be borne by the Company, which has retained Morrow & Co., Inc. at a fee of $7,500 plus expenses, to assist in the solicitation.

This Proxy Statement and the accompanying proxy card are being first mailed to stockholders on or about April 24, 2000.

Matters to be Considered at the Annual Meeting

At the Annual Meeting, the stockholders will be asked to consider and vote upon the following proposals:

    1.  To elect a Board of eight directors;
    2. To approve a proposal to amend the Company's Amended and Restated Certificate of Incorporation, as amended, to effect a 1 for 4 reverse stock split, whereby the Company would issue one new share of Common Stock in exchange for four shares of outstanding Common Stock;
    3. Conditioned upon approval of the reverse stock split, to approve a proposal to amend the Company's Amended and Restated Certificate of Incorporation, as amended, to reduce the authorized shares of Common Stock from 160,000,000 to 80,000,000;
    4. To increase the number of shares of Common Stock issuable under the Company's 1997 Incentive and Non-Incentive Stock Option Plan from 3,000,000 to 5,250,000;
    5. To approve an extension to the terms of options granted to directors Donald G. Drapkin and Eric A. Rose, M.D.;

    6. To ratify the appointment of KPMG LLP as independent auditors of the Company for the year ending December 31, 2000; and
    7. To transact such business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

Voting at the Annual Meeting

Stockholders of record of the Company's common stock, $.001 par value (the "Common Stock") at the close of business on April 17, 2000 (the "Record Date") are entitled to notice of and to vote at the Annual Meeting, each such holder being entitled to one vote per share on each matter to be considered at the Annual Meeting. On the Record Date, there were _______ shares of Common Stock issued and outstanding. Holders of the Company's Series A Preferred Stock and Series B Preferred Stock are not entitled to vote at the Annual Meeting.

The presence, in person or by properly executed proxy, of the holders of a majority of the outstanding shares of Common Stock entitled to vote at the Annual Meeting (____ shares outstanding of the _____ shares outstanding) is necessary to constitute a quorum at the Annual Meeting.

The election of each of the eight nominees identified in this Proxy Statement will require the affirmative vote of a plurality of the shares of Common Stock present in person or represented by proxy at the Annual Meeting and entitled to vote.

Approval of the amendments to the Amended and Restated Certificate of Incorporation will require the affirmative vote of the holders of a majority of the issued and outstanding shares of Common Stock (____ shares of the _____ shares outstanding).

Ratification of the appointment of KPMG LLP as independent auditors of the Company for the year ending December 31, 2000 and approval of the amendment to the Company's 1997 Incentive and Non-Incentive Stock Option Plan will each require the affirmative vote of the holders of a majority of the shares of Common Stock present in person or represented by proxy at the Annual Meeting and entitled to vote.

Approval of the extension to the terms of options granted to Donald G. Drapkin and Eric A. Rose, M.D. will require the affirmative vote of a majority of the votes cast, represented in person or by proxy.

If the enclosed proxy card is properly executed and returned to the Company prior to voting at the Annual Meeting, the shares represented thereby will be voted in accordance with the instruction marked thereon, subject to the following conditions:

   Election of Directors

Shares represented by a proxy marked "WITHHOLD AUTHORITY" to vote for (i) all eight nominees or (ii) any individual nominee(s) for election as directors and not otherwise "FOR" the other nominees will not be counted in determining whether a plurality vote has been received for the election of directors. In the absence of instructions, shares represented by a proxy will be voted FOR all of the eight nominees. In instances where brokers are prohibited from exercising discretionary authority for beneficial owners who have not returned proxies ("broker non-votes"), those shares will be disregarded and therefore will have no effect on the outcome of the vote.

   Other Proposals

Shares represented by a proxy marked "ABSTAIN" on any other proposal will not be counted in determining whether the requisite vote has been received for such proposal. In the absence of instructions, shares represented by a proxy will be voted FOR all of the proposals set forth in the Notice of Annual Meeting and at the discretion of the proxy holders on any other matters that may properly come before the Annual Meeting. In instances of broker non-votes, those shares will not be included in the vote totals, and therefore will have no effect on the outcome of the votes on the proposals, except with respect to the vote on approval of the amendments to the Amended and Restated Certificate of Incorporation where broker non-votes (and abstentions) will have the effect of a vote against the amendments since the affirmative vote of a majority of the issued and outstanding shares is required for approval of those proposals.

Voting by Proxy

Stockholders of record (that is, stockholders who hold their shares in their own name) can vote any one of three ways:

     (1) By Mail: Sign, date and return your proxy card in the enclosed postage-paid envelope. If you sign and return your proxy card but do not give voting instructions, the shares represented by that proxy will be voted as recommended by the Board of Directors.

     (2) By Telephone: Call the toll-free number on your proxy card to vote by phone. You will need to follow the instructions on your proxy card and the voice prompts.

     (3) By Internet: Go to the web site listed on your proxy card to vote through the Internet. You will need to follow the instructions on your proxy card and the web site. If you vote through the Internet, you may incur telephone and Internet access charges.

If you vote by telephone or Internet, your electronic vote authorizes the named proxies in the same manner as if you signed, dated and returned your proxy card. If you vote by telephone or the Internet, you should not return your proxy card.

If your shares are held in the name of a bank, broker or other holder of record (that is "street name"), you will receive instructions from the holder of record that you must follow in order for your shares to be voted. Telephone and Internet voting also will be offered to stockholders owning shares through most banks and brokers.

Changing Your Vote

You may change your vote at any time before the proxy is exercised. If you voted by mail, you may revoke your proxy at any time before it is voted by executing and delivering a timely and valid later-dated proxy, by voting by ballot at the meeting or by giving written notice to the Secretary of the Company. If you voted by telephone or the Internet you may also change your vote with a timely and valid later telephone or Internet vote, as the case may be. Attendance at the meeting will not have the effect of revoking a proxy unless you give proper written notice of revocation to the Secretary before the proxy is exercised or you vote by written ballot at the meeting.

                    OWNERSHIP OF CERTAIN BENEFICIAL OWNERS,
                           DIRECTORS AND MANAGEMENT

The following table sets forth, as of March 1, 2000, information with respect to the beneficial ownership of the Common Stock by (i) each person known by the Company to own beneficially five percent or more of the outstanding Common Stock, together with their respective addresses, (ii) each director and nominee for election as a director, (iii) each executive officer named in the Summary Compensation Table under "Executive Compensation - Compensation Summary" appearing later in this Proxy Statement and (iv) all executive officers and directors as a group:


     Name                          Shares Beneficially Owned    Percent of Outstanding
     ----                          -------------------------    ----------------------

Richard L. Dunning                        803,595 (1)                    1.1%
L. William McIntosh                       387,500 (2)                      *
David A. Jackson, Ph.D.                   644,217 (3)(4)                   *
William A. Wong, Ph.D.                    144,249 (3)(5)                   *
Michael J. Griffith, Ph.D.                212,500 (6)                      *
Dennis E. Van Epps, Ph.D.                 124,000 (7)                      *
Donald G. Drapkin                         750,000 (8)                    1.0%
Eric A. Rose, M.D.                        972,400 (9)                    1.3%
Victor W. Schmitt                            -0- (10)                    -0-
Richard L. Casey                             -0-                         -0-
Joseph A. Mollica, Ph.D.                     -0-                         -0-
C. Richard Piazza                            -0-                         -0-
Paramount Capital Asset                 4,959,297 (11)                   6.8%
Management, Inc.
  787 Seventh Avenue, 48th Floor,
  New York, New York 10019
Lindsay Rosenwald, M.D.                 5,906,953 (12)                   8.1%
  787 Seventh Avenue, 48th Floor,
  New York, New York 10019
Baxter Healthcare Corporation          46,290,181 (13)                  44.1%
  One Baxter Parkway, Deerfield,
  Illinois 60015
John Hancock Financial Services,       13,571,428 (14)                  15.7%
Inc.
  P.O. Box 111, Boston,
  Massachusetts 02117
Metropolitan Life Insurance Company     6,168,831 (15)                   7.8%
  One Madison Avenue, New York,
  New York 10010
All directors and executive             4,247,061 (16)                   5.5%
 officers as a group (16 persons)
------------------------------------

* Less than one percent of the 72,725,674 shares of Common Stock outstanding on March 1, 2000.

(1) Includes options to purchase 800,000 shares which are exercisable as of March 1, 2000 or will become exercisable by May 1, 2000, 2,095 shares owned by a daughter of Mr. Dunning, and 500 shares owned by each of Mr. Dunning's spouse, son, and another daughter. Mr. Dunning disclaims beneficial ownership of the shares held by his spouse, son and daughters.
(2) Includes options to purchase 367,500 shares which are exercisable as of March 1, 2000 or will become exercisable by May 1, 2000.
(3) Includes shares held in the Company's 401(k) retirement plan for the benefit of the officer.
(4) Includes options to purchase 635,000 shares which are exercisable as of March 1, 2000 or will become exercisable by May 1, 2000.
(5) Includes options to purchase 142,500 shares which are exercisable as of March 1, 2000 or will become exercisable by May 1, 2000.
(6) Includes options to purchase 112,500 shares which are exercisable as of March 1, 2000 or will become exercisable by May 1, 2000.
(7) Includes options to purchase 112,500 shares which are exercisable as of March 1, 2000 or will become exercisable by May 1, 2000, 9,000 shares owned by Dr. Van Epps and 2,500 shares held in trust for Dr. Van Epps' son. Dr. Van Epps disclaims beneficial ownership of the shares held in trust for his son.
(8) Reflects options to purchase 750,000 shares which are exercisable as of March 1, 2000 or will become exercisable by May 1, 2000.
(9) Includes options to purchase 750,000 shares which are exercisable as of March 1, 2000 or will become exercisable by May 1, 2000.
(10) Mr. Schmitt disclaims beneficial ownership of any securities of the Company beneficially owned by Baxter Healthcare Corporation.
(11) As of February 9, 2000 as reported in Amended Schedule 13G.
(12) As of February 9, 2000 as reported in Amended Schedule 13G. Includes 4,959,297 shares of Common Stock beneficially owned by Paramount Capital Asset Management of which Dr. Rosenwald is Chairman and sole shareholder. Dr. Rosenwald disclaims beneficial ownership of such shares except to the extent of his pecuniary interest, if any.
(13) As of December 17, 1999 as reported in Amended Schedule 13D. Includes 14,000,000 shares of Common Stock owned by Baxter Healthcare Corporation, 27,090,181 shares of Common Stock issuable upon conversion of the 74,498 shares of Series A Preferred Stock owned by Baxter, and 5,200,000 shares of Common Stock issuable upon exercise of a warrant owned by Baxter.
(14) As of November 24, 1999 as reported in Schedule 13G. Includes 12,000,000 shares of Common Stock which may be issued upon conversion of 33,000 shares of Series B Preferred Stock and 1,571,428 shares of Common Stock issuable upon exercise of Class B Warrants. Of the 12,000,000 shares, 10,909,091 are owned by John Hancock Mutual Life Insurance Company ("JHMLICO"), 727,273 shares are owned by JHMILCO's direct wholly-owned subsidiary John Hancock Variable Life Insurance Company ("JHVLICO"), and 363,636 shares are owned by JHVLICO's direct wholly-owned subsidiary Investors Partner Life Insurance Company ("Partners"). Of the 1,571,428 shares of Common Stock issuable upon exercise of Class B Warrants, 1,428,571 are deemed beneficially owned by JHMLICO, 95,238 shares are deemed beneficially owned by JHVLICO and 47,619 shares are deemed beneficially owned by Partners.
(15) As of December 31, 1999 as reported in Schedule 13G. Includes 5,454,545 shares of Common Stock issuable upon conversion of 15,000 shares of Series B Preferred Stock and 714,286 shares of Common Stock issuable upon exercise of Class B Warrants.
(16) Includes options to purchase 3,865,000 shares of Common Stock which are exercisable as of March 1, 2000 or will become exercisable as of May 1, 2000.

                                  PROPOSAL 1

                             ELECTION OF DIRECTORS


Board of Directors of the Company

The By-laws of the Company provide that the number of directors shall be not less than three nor more than fifteen. The Board of Directors has fixed the current size of the Board at eight. Effective November 9, 1999, C. Richard Piazza, Joseph A. Mollica, Ph.D., and Richard L. Casey were elected as directors by the Board of Directors. Effective March 16, 2000, L. William McIntosh was elected as a director by the Board of Directors. There are no vacancies on the Board.

At the Annual Meeting, an eight person Board of Directors is to be elected, to hold office until the next Annual Meeting of Stockholders and until their successors are duly elected and qualified. Unless otherwise specifically directed by stockholders executing proxies, it is intended that all proxies in the accompanying form received in time for the Annual Meeting will be voted FOR the election of the eight nominees named below, all of whom are current directors of the Company.

In the event any nominee should become unavailable for election for any presently unforeseen reason, it is intended that the proxies will be voted FOR such substitute nominee as may be designated by the present Board of Directors.

The Company, current directors Richard L. Dunning, Donald G. Drapkin, and Eric
A. Rose, M.D., now former directors Lindsay A. Rosenwald, M.D. and Lawrence D. Fink, Paramount Capital Asset Management Inc. and Baxter Healthcare Corporation ("Baxter") are parties to a Voting Agreement dated December 17, 1997 (the "Voting Agreement"), pursuant to which all parties agreed to vote all of their Common Stock in favor of one Baxter-nominated director. Victor W. Schmitt has been elected a director pursuant thereto. In addition, Baxter has agreed to vote all of its Common Stock in favor of the nominees for director recommended by the majority of the Company's Board of Directors. The Voting Agreement will remain in effect as long as Baxter continues to own at least 3% of the Common Stock. Baxter's obligations will terminate if the "threshold" as described in a Side Letter Agreement dated November 24, 1999 between the parties is met. See "Certain Transactions."

Biographical Information

Each nominee's name, age, office with the Company, if any, the year first elected as a director and certain biographical information are set forth below:

     Richard L. Dunning, 54, was elected as Chairman of the Board of Directors in May 1999 and has been Chief Executive Officer of the Company since April 1996. Prior to joining the Company, Mr. Dunning served as Executive Vice President and Chief Financial Officer of the

DuPont Merck Pharmaceutical Company (now DuPont Pharmaceuticals Company) from 1991 to 1995. Mr. Dunning also serves as a director of Epoch Pharmaceuticals, Inc. and Endorex Corp.

     Donald G. Drapkin, 52, served as Chairman of the Board of Directors from March 1996 to May 1999 and has served as a director of the Company since November 17, 1995. Mr. Drapkin has been a director and Vice Chairman of MacAndrews & Forbes Holdings Inc. and various of its affiliates since 1997 and was a partner in the law firm of Skadden, Arps, Slate, Meagher & Flom in New York City for more than five years prior thereto. Mr. Drapkin also serves as a director of Algos Pharmaceutical Corporation, Anthracite Capital, Inc., BlackRock Asset Investors, Cardio Technologies, Inc., The Molson Companies Limited, Playboy Enterprises, Inc., Revlon, Inc., Revlon Consumer Products Corporation and Weider Nutrition International, Inc.

     Eric A. Rose, M.D., 49, was elected a director of the Company in November 1995. Dr. Rose is Surgeon-in-Chief at Columbia Presbyterian Medical Center in New York, a position he has held since August 1994. Dr. Rose is a past president of the International Society for Heart and Lung Transplantation.

     Victor W. Schmitt, 51, was elected a director of the Company in December 1997 pursuant to the Voting Agreement. Mr. Schmitt has been President, Venture Management, Baxter Healthcare Corporation since 1994. Prior to this position, he held the operating position of President, Baxter Biotech Europe. Mr. Schmitt joined Baxter after a 16-year career with the American Red Cross Blood Services, where he held positions in marketing and operations. He also serves as a director of a number of development-stage biotech companies.

     C. Richard Piazza, 52, was elected a director of the Company in November 1999. Mr. Piazza has been Chairman and CEO of PharmaPrint Inc., a dietary supplements, functional foods and natural pharmaceuticals company, since October 1999. Prior to joining PharmaPrint, Mr. Piazza was CEO of VitaGen Inc., a biotechnology company specializing in combating liver disease, from 1994 to 1999. Previous management positions include that of President and CEO of Everest and Jennings International Ltd., President and CEO of Marquest Medical Products, President and CEO of Smith and Nephew Solopak, President of Biolectron, Inc., President and CEO of Radius Health System Services & Supplies, as well as management roles at Stimetics and Ohmeda.

     Joseph A. Mollica, Ph.D., 59, was elected a director of the Company in November 1999. Dr. Mollica has been Chairman and CEO of Pharmacopeia, a leader in the field of drug discovery using small molecule combinatorial chemistry, since 1994. Prior to joining Pharmacopeia, Dr. Mollica served as President and CEO of the DuPont Merck Pharmaceutical Co. and Vice President of DuPont Pharmaceuticals. He joined DuPont Medical Products as Head of Pharmaceutical and Biotechnology after twenty years as a scientist and executive at Ciba-Geigy.

     Richard L. Casey, 53, was elected a director of the Company in November 1999. Mr. Casey has served since January 2000 as Chairman and CEO of CellGate, Inc., a drug discovery company. Mr. Casey served as Chairman and CEO of Scios Inc. (formerly California

Biotechnology, Inc.), a biopharmaceutical company, from 1987 until his retirement in 1998. Prior to joining Scios, Mr. Casey was Executive Vice President at Alza Corporation and President of the Alza Pharmaceuticals Division. Previous management positions include that of General Manager of Syntex Medical Diagnostics, Vice President of Sales at Syntex Laboratories, and a variety of sales, strategic planning and market analysis positions at Syntex and Eli Lilly and Company.

     L. William McIntosh, 54, was elected a director of the Company in March 2000 and has served as President and Chief Operating Officer since March 1, 1998. From May 1997 through February 1998, he served as Senior Vice President, Business Development and Finance and Chief Financial Officer of the Company. Prior to joining the Company, Mr. McIntosh served as Senior Vice President, Business Development and Commercial Operations for Zynaxis Inc., a biotechnology company with both drug delivery and diagnostic technologies from 1993. Mr. McIntosh has served in senior management positions at SmithKline Beecham (as a full-time consultant), Boehringer Mannheim Pharmaceuticals Corporation, Medco Containment Services, Inc., and Merck and Co., Inc. He currently serves on the Board of Directors of VIRxSYS Corporation.

Meetings and Committees

During 1999, there were six meetings of the Board of Directors. Additionally, the Board took action by unanimous written consent without a meeting on two occasions in 1999. During 1999, each director attended at least 75% of the total number of the meetings of the Board and of the committees of the Board on which such member serves.

The Compensation Committee, which also acts as the Stock Option Committee, consisted of Lindsay A. Rosenwald, M.D., until his term as a director expired on May 25, 1999, and Mr. Drapkin, Mr. Dunning and Dr. Rose until November 9, 1999. The Compensation Committee met one time and took action by unanimous written consent without a meeting on one occasion during 1999. On November 9, 1999, Mr. Casey and Dr. Mollica, new directors on the Board, joined the Compensation Committee and the prior members stepped down. The Compensation Committee approves grants of options pursuant to the Company's stock option plans and recommends compensation for executive officers.

The Audit Committee, which consisted of Mr. Dunning and Dr. Rose until November 9, 1999, did not meet formally as a committee during 1999. On November 9, 1999, Messrs. Piazza and Casey joined the Audit Committee and Mr. Dunning stepped down. The Audit Committee reviews the audit and financial procedures of the Company, recommends any changes with respect thereto to the Board of Directors, and also recommends to the Board the selection of independent auditors. In March 2000, the Board of Directors adopted an Audit Committee Charter.

The Company does not have a standing nominating committee and nominees for the Board are determined by the entire Board.

Director Compensation

Effective November 9, 1999, directors of the Company who are not executive officers (except Mr. Schmitt, the Baxter representative) are entitled to receive a fee of $10,000 per year for serving on the Board of Directors, $2,000 per year for serving as a member of the Compensation or Audit Committees (except the Audit Committee Chairman, who is entitled to receive a fee of $3,500 per year in lieu of the committee member fee), and $1,500 for each Board of Directors meeting attended. In addition, on the date of their initial election to the Board, directors who are not executive officers are entitled to receive a grant of options under the Company's 1997 Incentive and Non-Incentive Stock Option Plan (the "1997 Plan") to purchase 50,000 shares of Common Stock at a fair market value exercise price vesting at an annual rate of 25%. Accordingly, Messrs. Casey and Piazza and Dr. Mollica each received a grant of options at an exercise price of $1.375 upon their election in November 1999. It is anticipated that directors who are not executive officers or the Baxter representative will receive an annual grant, on the anniversary of their election, of options to purchase 20,000 shares of Common Stock at the fair market value on that day and with comparable vesting terms to those described above. Also, on November 9, 1999 Victor W. Schmitt received a grant of options under the 1997 Plan to purchase 75,000 shares of Common Stock at a fair market value exercise price of $1.375 with 25,000 shares vesting on May 9, 2000 and 50,000 shares vesting at an annual rate of 25%. With respect to certain options regarding Mr. Drapkin and Dr. Rose, see Proposal 5.

In November 1999, the Company entered into Indemnification Agreements with each member of its Board of Directors indemnifying them to the fullest extent allowed under applicable law.


                  THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR
                 THE ELECTION OF THE EIGHT NOMINEES NAMED ABOVE

                  EXECUTIVE COMPENSATION AND RELATED MATTERS


Compensation Summary

The following table sets forth a summary of the compensation for each of the three years ended December 31, 1999 earned by the Company's Chief Executive Officer and the other five highest compensated executive officers during 1999:

                           Summary Compensation Table

                                                                  Long-Term
                                                                 Compensation
                               Annual Compensation                  Awards
                               -------------------               ------------
                                                       Other
                                                       Annual    Securities      All Other
     Name and         Fiscal                Bonus      Comp.     Underlying     Compensation
Principal Position     Year   Salary ($)    ($)(1)     ($)(2)   Options (#)(3)     ($)(4)
------------------    ------  ----------    ------     -------  --------------  ------------

Richard L. Dunning     1999    $225,000    $ 25,000    $ 6,000    800,000 (5)      $3,000
  Chairman and Chief   1998    $250,000          --    $ 6,000    200,000          $2,950
  Executive Officer    1997    $200,000    $120,000    $ 6,000         --          $3,090

L. William McIntosh    1999    $233,000    $ 68,000    $57,900    435,000 (6)(7)   $4,800
  President and Chief  1998    $216,000    $ 11,000    $ 8,400     90,000          $2,200
  Operating Officer    1997    $ 99,000    $115,000         --    400,000 (8)          --

David A. Jackson,      1999    $200,000    $ 47,500         --    500,000 (9)      $5,000
  Ph.D. (10)           1998    $200,000          --         --    135,000          $5,000
  Exec. VP, Corporate  1997    $175,000    $100,000         --         --          $3,950
  Development

William A. Wong,       1999    $171,000    $ 12,000         --         --          $4,825
  Ph.D.                1998    $131,000    $ 35,500         --    285,000          $2,000
  Exec. VP, Business   1997          --          --         --         --              --
  Development

Michael J. Griffith,   1999    $170,000    $ 12,000         --         --          $5,000
  Ph.D. (11)           1998    $159,000    $  6,500         --    225,000          $4,890
  VP, Clinical and     1997          --          --         --         --              --
  Regulatory Affairs

Dennis E. Van Epps,    1999    $165,000    $ 12,300    $ 3,375         --          $3,675
  Ph.D.                1998    $151,000    $  6,200    $ 2,000    225,000          $3,790
  VP, Research and     1997          --          --         --         --              --
  Development

----------------------


(1) Bonus amounts are shown for the year in which earned and except as noted below were paid in the following year. Signing bonuses of $40,000 to Mr. McIntosh in 1997 and

     $30,000 to Dr. Wong in 1998 and special bonuses paid in 1999 of $43,000 to Mr. McIntosh and $35,000 to Dr. Jackson are reflected in the year paid.
(2) Other Annual Compensation includes $6,000 reimbursement of personal medical and health care insurance paid to Mr. Dunning in each fiscal year, $2,000 paid to Dr. Van Epps in 1999 and 1998 for patent awards and reimbursement of relocation expenses paid to Mr. McIntosh and Dr. Van Epps.
(3) Number of shares of Common Stock purchasable. See Option Grant Table below for exercise prices and expiration dates.
(4) Includes Company's matching contribution to the named executive's account in the Company's 401(k) retirement plan.
(5) Reflects options to purchase 600,000 shares that were repriced and options to purchase 200,000 shares that were cancelled in connection with a new grant of 200,000 shares. See "Option Grants in the Fiscal Year Ended December 31, 1999," "Ten Year Option Repricings," and "Report of the Compensation Committee and Board of Directors on Repricing of Options."
(6) Includes options to purchase 375,000 shares that had previously represented options, granted in May 1998, to purchase 125,000 shares in Nexell of California, Inc., the Company's principal operating subsidiary ("NCI") and which automatically converted to options in the Company upon NCI becoming a wholly owned subsidiary in May 1999.
(7) Includes options to purchase 60,000 shares under a contract entered into in 1998, but which options were granted in 1999.
(8) Options to purchase 190,000 of such shares were cancelled in connection with the executive's appointment as President and Chief Executive Officer of NCI. See "Ten Year Option Repricings."
(9) Reflects options to purchase 366,667 shares that were repriced and options to purchase 133,333 shares that were cancelled in connection with a new grant of 133,333 shares. See "Option Grants in the Fiscal Year Ended December 31, 1999," "Ten Year Option Repricings," and "Report of the Compensation Committee and Board of Directors on Repricing of Options."
(10) Effective January 28, 2000, Dr. Jackson resigned from the Company.
(11) Effective March 15, 2000, Dr. Griffith resigned from the Company.

Employment Agreements

Mr. Dunning serves as Chairman and Chief Executive Officer of the Company under an amended and restated employment agreement entered into as of April 15, 1999, which provides for a base annual salary of $200,000 (effective July 1, 1999, reduced from $250,000) and an annual cash bonus targeted to be at least 33% of base compensation assuming satisfactory performance as determined by the Board of Directors. Mr. Dunning is entitled to four weeks' vacation and to participate in the Company's employee benefit programs. Mr. Dunning's employment may be terminated for cause by the Company, or without cause by either party upon 60 days' notice. In the event Mr. Dunning's employment is terminated by the Company without cause, or he terminates his employment following certain actions by the Company (such as a material reduction in Mr. Dunning's duties or a material interference with the exercise of his authority by the Board of Directors), Mr. Dunning would be entitled to a severance payment equal to six months of his base salary, payable in monthly installments. The agreement contains non-competition and confidentiality provisions, and provides that the Company may obtain "key man" life insurance on the life of Mr. Dunning for the Company's benefit. Pursuant to the agreement, certain of Mr. Dunning's options to purchase Common Stock were repriced. See "Option Grants in the Fiscal Year Ended December 31, 1999," "Ten Year Option Repricings," and "Report of the Compensation Committee and Board of Directors on Repricing of Options."

Mr. McIntosh serves as President and Chief Executive Officer of NCI under an employment agreement that provides for a base annual salary of $234,000, and an annual cash bonus based on performance criteria, targeted to be at least 25% of Mr. McIntosh's base compensation. Mr. McIntosh is entitled to four weeks' vacation and to participate in NCI's employment benefit programs. Mr. McIntosh's employment contract may be terminated by NCI for cause, or without cause by either party upon 60 days' notice. In the event Mr. McIntosh's employment is terminated by NCI without cause, or in the event Mr. McIntosh terminates his employment following certain actions by NCI (such as material reduction in his duties), Mr. McIntosh would be entitled to a severance payment equal to twelve months of his base salary, payable in monthly installments. The agreement contains non-competition and confidentiality provisions, and provides that NCI may obtain "key man" life insurance on the life of Mr. McIntosh for NCI's benefit.

Dr. Jackson served as Executive Vice President - Research & Development of the Company until January 28, 2000 under an amended and restated employment agreement which provided for a base annual salary of $200,000 and an annual cash bonus targeted to be at least 33% of base compensation assuming satisfactory performance as determined by the Board of Directors. Dr. Jackson was entitled to four weeks' vacation and to participate in the Company's employee benefit programs. Dr. Jackson's employment could be terminated for cause by the Company, or without cause upon 90 days' notice by the Company, or upon 90 days' notice by Dr. Jackson prior to January 1, 2000 or at any time by him after January 1, 2000. In the event Dr. Jackson's employment was terminated by the Company without cause, or in the event Dr. Jackson terminated his employment following certain actions by the Company (such as a material reduction in his duties or his failure to relocate to the Company's Irvine offices within 90 days' of the Company's written request that he do so given after January 1, 2000), Dr. Jackson would be entitled to a severance payment equal to three months of his base salary, payable in monthly installments. The agreement contains non-competition and confidentiality provisions, and provides that the Company may obtain "key man" life insurance on the life of Dr. Jackson for the Company's benefit. Pursuant to the agreement, certain of Dr. Jackson's options to purchase Common Stock were repriced. See "Option Grants in the Fiscal Year Ended December 31, 1999," "Ten Year Option Repricings," and "Report of the Compensation Committee and Board of Directors on Repricing of Options." Dr. Jackson tendered his resignation effective January 28, 2000, and in accordance with his employment agreement is entitled to receive the severance benefits described above.

The following executives do not have employment agreements with the Company. Dr. Wong serves as Executive Vice President, Business Development for a base annual salary of $170,000. Dr. Griffith served as Vice President, Clinical and Regulatory Affairs for a base annual salary of $168,000 until his resignation effective March 15, 2000. Dr. Van Epps serves as Vice President, Research and Development for a base annual salary of $170,500.

Stock Options

The following table sets forth information with respect to grants of options ("Options") to purchase Common Stock under the Company's stock option plans to the executive officers named in the Summary Compensation Table during the fiscal year ended December 31, 1999.

            Option Grants in the Fiscal Year Ended December 31, 1999

                                                                       Potential Realizable
                                                                         Value at Assumed
                                                                       Annual Rates of Stock
                                                                      Price Appreciation  for
                                             Individual Grants           Option Term (10)
                 -----------------------------------------------------------------------------------------------------
                   Number of     % of Total
                   Securities      Options      Exercise
                   Underlying     Granted to    or Base
                     Options     Employees in    Price    Expiration
   Name          Granted (#)(8)  Fiscal Year   ($/Sh)(9)     Date       5% ($)     10% ($)
   ----          --------------  ------------  ---------  ----------    ------     -------

Richard L.        200,000(1)(4)      6.2%        $ 1.50    04/15/09    $188,668    $478,123
  Dunning         600,000(2)(4)     18.8%        $ 1.50    03/28/06    $366,390    $853,845

L. William         60,000(3)(5)      1.9%        $0.001    01/01/08    $193,360    $293,929
  McIntosh        375,000(6)        11.7%        $ 1.67    01/01/08    $345,269    $850,415

David A.          133,333(1)(7)      4.2%        $ 1.50    04/15/09    $125,779    $318,748
  Jackson, Ph.D.  366,667(2)(7)     11.5%        $ 1.50    08/26/06    $223,905    $521,795

William A.               --           --             --          --          --          --
  Wong, Ph.D.

Michael J.               --           --             --          --          --          --
  Griffith, Ph.D.

Dennis E. Van            --           --             --          --          --          --
  Epps, Ph.D.


(1) Mr. Dunning and Dr. Jackson were granted 200,000 Options and 133,333 Options respectively; concurrently, Options to purchase 200,000 shares and 133,333 shares respectively were cancelled. See "Ten Year Option Repricings," and "Report of the Compensation Committee and Board of Directors on Repricing of Options."
(2) 600,000 and 366,667 of the Options granted to Mr. Dunning and Dr. Jackson respectively represent amended Options. See "Ten Year Option Repricings," and "Report of the Compensation Committee and Board of Directors on Repricing of Options."
(3) The 60,000 Options granted to Mr. McIntosh were issuable under a contract entered into in 1998, but which options were granted in 1999.
(4) 200,000 of the Options granted to Mr. Dunning vest in equal installments of 33.3% each on October 15, 1999, June 30, 2000 and January 31, 2001, subject to acceleration of exercisability upon the occurrence of certain events. The remaining 600,000 of the

     Options granted to Mr. Dunning involved the repricing of existing Options which provided for vesting in three annual installments. The general vesting terms were not amended at the time of repricing.
(5) The Options granted to Mr. McIntosh are exercisable as to 25% of the underlying shares on the date of grant, and the remaining balance vests in annual increments of 15,000 shares on January 1, 2000, January 1, 2001 and January 1, 2002, subject to the acceleration of exercisability upon the occurrence of certain events.
(6) These options had previously represented options, granted in May 1998, to purchase 125,000 shares in NCI and which automatically converted to options in the Company upon NCI becoming a wholly owned subsidiary in May 1999.
(7) The Options granted to Dr. Jackson were to vest in equal installments of 50% each on October 15, 1999 and April 15, 2000, subject to the acceleration of exercisability upon the occurrence of certain events. The remaining 366,667 of the Options granted to Dr. Jackson involved the repricing of existing Options which provided for vesting in five annual installments. The general vesting terms were not amended at the time of repricing. Upon his termination, Dr. Jackson's outstanding unvested Options vested and the requirement to exercise within three months was waived.
(8) The Options granted generally shall terminate ten years from the date of grant unless (i) termination of employment was by reason of death, in which case the Options shall be exercisable for one year after the date of termination of employment or (ii) such termination was for cause, in which case the Options shall terminate on the date of termination of employment. The Options are non-transferable.
(9) All Options were granted at or above market value on the date of grant, except for the 60,000 Options granted to Mr. McIntosh. The exercise price may be paid by cash, by delivery of already owned shares or by offset of the underlying shares, subject to certain conditions.
(10) These amounts represent certain assumed rates of appreciation only. Actual gains, if any, on stock option exercises are dependent on the future performance of the Common Stock, overall stock conditions, as well as the optionholders' continued employment through the vesting period. The amounts reflected in this table may not necessarily be achieved.

The following table set forth certain information concerning Options exercised during 1999, and the number of unexercised Options as of December 31, 1999 held by the individuals named in the Summary Compensation Table.

 Aggregated Options Exercises in Fiscal 1999 and Fiscal Year End Option Values

                                            Number of Securities
                                           Underlying Unexercised     Value of Unexercised
                                                 Options at          In-the-Money Options at
                                            December 31, 1999 (#)    December 31, 1999 ($)(1)
                                          -------------------------  ------------------------
                   Shares
                Acquired on     Value
    Name        Exercise (#) Realized ($) Exercisable Unexercisable Exercisable Unexercisable
    ----        ------------ ------------ ----------- ------------- ----------- -------------

Richard L.           --           --        733,333      266,667        --           --
  Dunning
L. William           --           --        236,250      498,750      $18,735      $56,250
  McIntosh
David A.             --           --        320,417      314,583        --           --
  Jackson,
  Ph.D.
William A.           --           --         71,250      213,750        --           --
  Wong,
  Ph.D.
Michael J.           --           --         56,250      168,750        --           --
  Griffith,
  Ph.D.
Dennis E.            --           --         56,250      168,750        --           --
  Van Epps,
  Ph.D.
------------

(1) Based upon the $1.25 closing sale price of the Common Stock on The Nasdaq Stock Market on December 31, 1999.

Option Repricing

The following table provides information regarding all repricings of Options to purchase Common Stock held by any executive officer of the Company during the prior ten years.

                           Ten Year Option Repricings

                                                                                                      Length of
                                                      Number of                                     Original Option
                                            Securities                                                  Term
                                            Underlying   Market Price of  Exercise Price             Remaining at
                                            Options       Stock at Time    at Time of      New         Date of
                                            Repriced or  of Repricing or  Repricing or   Exercise   Repricing or
   Name                              Date   Amended (#)   Amendment ($)   Amendment ($)  Price ($)  Amendment (1)
   ----                              ----   -----------  ---------------  -------------- ---------  ---------------

Richard L. Dunning,                 4/15/99   200,000         $1.25           $2.56        $1.50       82 months
  CEO                               4/15/99   600,000         $1.25           $2.56        $1.50       82 months

L. William McIntosh,                5/28/98    60,000         $1.34           $2.47        $.001      108 months
  President and CEO of NCI          5/28/98   102,000         $1.34           $2.47        $1.67      108 months
                                    5/28/98    28,000         $1.34           $1.91        $1.67      108 months

David A. Jackson, Ph.D.             4/15/99   133,333         $1.25           $3.31        $1.50       87 months
  Executive Vice President,         4/15/99   366,667         $1.25           $3.31        $1.50       87 months
  Corporate Development
-----------


(1) See "Report of the Compensation Committee and Board of Directors on Repricing of Options" and "Option Grants in the Fiscal Year Ended December 31, 1999."

Report of the Compensation Committee and Board of Directors on Repricing of Options

During April and May 1999, the Compensation Committee and Board of Directors considered the fact that a decline in the price of the Common Stock of the Company had resulted in a substantial number of stock options granted pursuant to the Company's stock option plans to Mr. Dunning and Dr. Jackson, two of the Company's executive officers, having exercise prices well above the recent trading prices for the Common Stock. The Committee and the Board believed that the Company's total compensation package for such officers, which included substantial options with exercise prices well above then current trading prices, was less attractive than compensation offered by other biotechnology companies which the Company competes for executive talent.

The Committee and the Board believed that (i) the Company's success in the future will depend in large part on its ability to retain a number of its highly skilled personnel, (ii) that competition for such personnel is intense, (iii) that the loss of key officers and employees could have significant adverse impact on the Company's business, and (iv) that it is important and cost-effective to provide equity incentives to employees and officers of the Company to improve the

Company's performance and the value of the Company for its stockholders. The Committee and the Board also noted that in conjunction with the option adjustments Mr. Dunning was agreeing to a reduction in his annual base salary from $250,000 to $200,000 effective July 1, 1999 and was foregoing a bonus in 1999 with respect to 1998, and that Dr. Jackson was agreeing to a reduction in potential severance benefits under his employment agreement from twelve months to three months. Considering all of these factors, the Committee and the Board determined it to be in the best interest of the Company and its stockholders to restore the incentive for such officers to remain as employees of the Company and to exert their maximum efforts on behalf of the Company by repricing certain outstanding options under the stock option plan to an exercise price that, though in each case still above the then current trading price, was considerably closer to such current trading price. See "Ten Year Option Repricings" table for further information concerning such repricing and the repricing to one other officer.

In March 1999, the Financial Accounting Standards Board issued an Exposure Draft of a Proposed Interpretation - Accounting for Certain Transactions Involving Stock Compensation. If adopted, this Exposure Draft would require the Company to account for all the repriced or amended stock options of Mr. Dunning and Dr. Jackson as variable awards. This accounting treatment may require the Company to recognize compensation expense on a periodic basis subsequent to the date of issuance of the Interpretation. The amount of compensation expense recognized, if any, will be dependent on the market price of the Common Stock at the end of each reporting period.

During the Committee's and Board's consideration, Mr. Dunning did not participate in discussions regarding his options.

The Compensation Committee in April 1999  The Board of Directors in May 1999

   Donald G. Drapkin                   Donald G. Drapkin
   Richard L. Dunning                  Richard L. Dunning
   Lindsay A. Rosenwald, M.D.          Victor W. Schmitt
   Eric A. Rose, M.D.                  Eric A. Rose, M.D.


Stock Option Plans

Beginning in July 1990, the Company has maintained the following stock option plans: 1990 Incentive and Non-Incentive Stock Option Plan (the "1990 Plan"), 1997 Incentive and Non-Incentive Stock Option Plan (the "1997 Plan"), and 1998 Non-Incentive Stock Option Plan (the "1998 Plan"), (collectively the "Stock Option Plans") and 1995 Director Stock Option Plan (the "1995 Director Plan").

The Stock Option Plans are administered by the Stock Option Committee (the "Option Committee") of the Board of Directors. The Option Committee is currently comprised of Mr. Casey and Dr. Mollica.

The purpose of the Stock Option Plans is to further the growth and development of the Company by encouraging selected employees, directors and other persons who contribute and are expected to contribute materially to the Company's success to obtain a proprietary interest in the Company through the ownership of its Common Stock, thereby providing such persons with an added incentive to promote the best interests of the Company and affording the Company a means of attracting persons of outstanding ability to its service. Approximately 150 employees of the Company and an indeterminate number of consultants and others are eligible to participate in the Stock Option Plans.

   1990 Plan

The 1990 Plan was adopted in July 1990 and will expire in July 2000, unless earlier terminated by the Board of Directors. Under the 1990 Plan, 2,400,000 shares of Common Stock are reserved for issuance upon exercise of either incentive or non-incentive options, which may be granted from time to time by the Option Committee to employees, directors, consultants, agents, independent contractors, and others who contribute to the Company's success. The terms of the options may be up to ten years and are exercisable as determined by the Option Committee, provided that the option generally does not become exercisable before six months from the date of grant. The grant prices must be no less than 50% and 100% of the fair market value for non-incentive and incentive options, respectively, and are generally granted at the market close price on the day prior to the grant. The options accelerate upon a change in control as defined in the 1990 Plan. At March 1, 2000, there were 3,000 options available for grant under the 1990 Plan. Generally, options vest 25% per annum on the anniversary date of grant.

   1997 Plan

The 1997 Plan was adopted in February 1997 and will expire in February 2007, unless earlier terminated by the Board of Directors. Under the 1997 Plan, an aggregate of 3,000,000 shares are reserved for issuance upon exercise of options thereunder. The Board of Directors is recommending that the stockholders approve an amendment to the 1997 Plan to increase the number of shares reserved thereunder from 3,000,000 to 5,250,000. For a description of this proposal and for further information regarding the 1997 Plan, see Proposal 4.

   1998 Plan

The 1998 Plan was adopted in January 1998 and will expire in December 2007, unless earlier terminated by the Board of Directors. Under the terms of the 1998 Plan, up to an aggregate of (i) 1,000,000 shares of NCI common stock and (ii) 3,000,000 shares of Common Stock of the Company were reserved for issuance upon the exercise of non-incentive options which may be granted from time to time by the Option Committee to employees, directors, consultants, agents, independent contractors and others who contribute to the Company's success. The terms of the options may be up to ten years and are exercisable as determined by the Option Committee, provided that options do not become exercisable before six months from the date of grant. Each grant originally provided for an exercise price of $5.00 per share of NCI common stock (approximately $1.67 per share of Common Stock of the Company in the event such options became exercisable for the Company's Common Stock). As a result of NCI becoming a wholly owned subsidiary of the Company in May 1999, all outstanding options converted automatically to options to purchase Common Stock of the Company. The options accelerate upon a change in control as defined in the 1998 Plan. At March 1, 2000, there were 13,599 options available for grant under the 1998 Plan. Generally, options vest at 25% per annum on the anniversary date of the grant.

   1995 Director Plan

In August 1995, the Company adopted the 1995 Director Plan authorizing the issuance of five-year options to purchase an aggregate of 920,000 shares at an exercise price equal to the fair market value of Common Stock at date of grant. All of the options were granted to Directors under the 1995 Director Plan and no further options are available for grant. As of March 1, 2000, 100,000 options were outstanding and exercisable. The original expiration date of November 17, 2000 was extended to November 17, 2003 by the Board during 1999, subject to shareholder approval. See Proposal 5.

401(k) Plan

Effective as of January 1, 1998, the Company adopted its 401(k) Plan (the "Plan"), which includes a cash-or-deferred arrangement under Section 401(k) of the Internal Revenue Code of 1986, as amended. The Plan was established to provide retirement and other benefits to employees of the Company. Employees qualify to participate in the Plan on the first of the month following their date of hire. Participants may designate up to 15% of their compensation to be contributed to the Plan on a pre-tax basis ("Employee Elective Contributions"). Participants will be 100 % vested in their Employee Elective Contributions (including earnings) at all times.

The Company matches 50% of the first 6% of an employee's contributions to the Plan. Participants will generally vest in the Company's contributions (including earnings) at the rate of 33.3% on the first anniversary from date of participation, 66.6% on the second anniversary from date of participation and 100% on the third anniversary from date of participation.

Compensation Committee Interlocks and Insider Participation

Since November 9, 1999, the members of the Compensation Committee, which also acts as the Stock Option Committee, have been Richard L. Casey and Joseph A. Mollica, Ph.D. Prior thereto the Committee consisted of Richard L. Dunning, the Company's Chairman of the Board and Chief Executive Officer, Donald G. Drapkin, Eric A. Rose, M.D. and, until May 25, 1999, Lindsay A. Rosenwald, M.D. Mr. Casey and Dr. Mollica were granted stock options in 1999. See "Director Compensation." Mr. Dunning entered into an amended and restated employment agreement with the Company, including the repricing of options during 1999. See "Employment Agreements." During 1999, the Board of Directors agreed to extend the terms of certain options held by Mr. Drapkin and Dr. Rose, subject to stockholder approval. See Proposal 5. No member of the Compensation Committee has any interlocking relationship with any other corporation that requires disclosure under this heading.

Compensation Committee Report

The Compensation Committee is responsible for setting the Company's policy with respect to the compensation of the Company's senior executive officers, including the Chief Executive Officer, and administering the Company's stock option plans. The Company's policy is to establish a compensation program that will attract, retain and motivate qualified members of senior management in a manner that is competitive with other companies in the biotechnology industry. The key elements in this policy are salary, stock options, and availability of a cash bonus. As the Company has only recently emerged from the development stage, revenues and profits have been largely inapplicable as factors in determining compensation of the Chief Executive Officer and other executives of the Company. Rather, the Compensation Committee in the past has looked to qualitative factors, including the officers' efforts to build the organization, to expand the Company's potential product line (through acquiring new technologies or otherwise), to expand the range of applications therefor, and to intensify the Company's research and development efforts for its potential products. Cash bonuses were awarded by the Compensation Committee related to performance in 1999.

As noted above the key elements of an executive's compensation consist of base salary, a cash bonus and stock options. These items are discussed in more detail in the following sections of this Report.

(a) Base Salary

The Company compensates its executive officers partly through salaries. As described above, based on the factors described therein, the Compensation Committee reviews certain officers' salaries, including Mr. Dunning's (the Chief Executive Officer). In connection with the Company entering into an amended and restated employment agreement with Mr. Dunning in April 1999, his base salary was reduced from $250,000 to $200,000 effective July 1, 1999, he agreed to forego a bonus in 1999 relating to 1998, and his options were repriced. See "Report of the Compensation Committee and Board of Directors on Repricing of Options."

(b) Bonus

The Company's senior executives and employees are eligible to receive a cash bonus. Subject to negotiated and targeted contractual bonus provisions contained in certain executives' employment agreements, the amount of bonuses and their distribution is discretionary, and the general practice is that such bonuses are recommended by senior management and reviewed by the Compensation Committee and the Board of Directors. For fiscal 1999, six of the executive officers named in the Summary Compensation Table received a bonus. Mr. Dunning received a bonus of $25,000 in light of certain milestones reached by the Company in 1999, including the launch of the Isolex system in the U.S., the restructuring of the Company's relationship with Baxter and the November 1999 $63 million financing.

(c) Stock Based Compensation

Under the Company's stock option plans which have been approved by the stockholders, stock based compensation in the form of stock options may be granted to directors, officers, employees, and consultants of the Company. The purpose of equity participation is to further align the interests between executive officers and the stockholders in the Company's growth in real value over the long term.

Stock options, which are generally exercisable for ten years from the date of grant, generally have an exercise price equal to (or in some cases in excess of) the closing market price (NASDAQ/National Market) of the Company's Common Stock on the date of grant and generally vest over four years from the grant date. This approach is designed to provide an incentive to create stockholder value over the longer term, since the full benefit of the stock option compensation package generally cannot be realized unless stock appreciation occurs over several years.

The Compensation/Stock Option Committee determines the number of options to be granted based principally upon the recommendation of senior management, whose recommendation in turn is based on their subjective analysis of individual performance, responsibility, the executive's other compensation (including prior grants of options, if any) and the executive's retention value to the Company. No specific weighting is assigned to these factors.

In 1999, certain of Mr. Dunning's options to purchase Common Stock were repriced. Certain other executive officers, including two other executive officers named in the Summary Compensation Table, were granted options in 1999 or had options repriced. See "Option Grants in the Fiscal Year Ended December 31, 1999," "Ten-Year Option Repricings" and "Report of the Compensation Committee and Board of Directors on Repricing of Options."

In 1993, Congress enacted the Omnibus Reconciliation Act of 1993 (OBRA) which, among other things, establishes certain requirements in order for compensation exceeding $1,000,000 earned by certain senior executives to be deductible. Although the Company's historical levels of executive compensation have been substantially less than $1,000,000 per employee annually, the Company currently intends to attempt to conform executive compensation programs and payments to OBRA's deductibility requirements. Accordingly, the Board of Directors has established certain restrictions on the granting of options under the Company's stock option plans to assist in qualifying such compensation for an exemption. The Board of Directors does not believe that other components of the Company's compensation will be likely to exceed $1,000,000 for any executive officer in the foreseeable future and therefore concluded that no further action with respect to qualifying such compensation for deductibility was necessary at this time. The Board will continue to evaluate the advisability of qualifying the deductibility of such compensation in the future.


  The Compensation Committee


     Richard L. Dunning          (until November 9, 1999)
     Donald G. Drapkin           (until November 9, 1999)
     Eric A. Rose, M.D.          (until November 9, 1999)
     Lindsay A. Rosenwald, M.D.  (until May 25, 1999)
     Richard L. Casey            (from November 9, 1999)
     Joseph Mollica, Ph.D.       (from November 9, 1999)

     The above report shall not be deemed incorporated by reference into any filing under the Securities Act of 1933 "(Securities Act") or under the Securities Exchange Act of 1934 ("Exchange Act"), by any general statement incorporating by reference this Proxy Statement, except to the extent the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

                       STOCK PRICE PERFORMANCE COMPARISON

The Stock Price Performance Graph below compares cumulative total return of the Company's Common Stock with the cumulative total return of (i) the Index for the NASDAQ Stock Market (U.S. Companies) (the "NASDAQ Index"); (ii) NASDAQ Pharmaceutical Index (the "Pharmaceutical Index"); and (iii) Chase Hambrecht & Quist Biotechnology Index (the "Biotechnology Index"). The Graph assumes $100 was invested on January 1, 1995, in (i) the Company's Common Stock, (ii) the stocks comprising the NASDAQ Index, (iii) the stocks comprising the Pharmaceutical Index, and (iv) the stocks comprising the Biotechnology Index, and the reinvestment of dividends.

The Company has determined to begin using the Biotechnology Index this year because the Company believes that it is a more appropriate reference for purposes of assessing the Company's relative stock performance. The Biotechnology Index, as compared to the Pharmaceutical Index, is composed of a pool of companies including a higher proportion of emerging companies more closely aligned with the Company's stage of overall commercial development. In the future the Company intends to use the Biotechnology Index in lieu of the Pharmaceutical Index.

                 COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN*
    AMONG NEXELL THERAPEUTICS, INC., THE NASDAQ STOCK MARKET (U.S.) INDEX,
                        THE NASDAQ PHARMACEUTICAL INDEX
                 AND THE HAMBRECHT & QUIST BIOTECHNOLOGY INDEX

                             [GRAPH APPEARS HERE]

                                               Cumulative Total Return
                                  ----------------------------------------------
                                  12/94   12/95   12/96   12/97   12/98   12/99

NEXELL THERAPEUTICS, INC.         100.00  300.00  900.00  516.67  291.65  333.33
NASDAQ STOCK MARKET (U.S.)        100.00  141.33  173.89  213.07  300.25  542.43
NASDAQ PHARMACEUTICAL             100.00  183.41  183.98  190.02  241.74  449.78
HAMBRECHT & QUIST BIOTECHNOLOGY   100.00  170.11  156.95  158.87  241.93  381.25

* $100 INVESTED ON 12/31/94 IN STOCK OR INDEX -
  INCLUDING REINVESTMENT OF DIVIDENDS.
  FISCAL YEAR ENDING DECEMBER 31.


The graph above shall not be deemed incorporated by reference into any filing under the Securities Act or under the Exchange Act, by any general statement incorporating by reference this Proxy Statement, except to the extent the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

                              CERTAIN TRANSACTIONS

The Company has entered into employment agreements with certain of its executive officers. See" Employment Agreements." The Company has issued stock options to its directors and officers and entered into Indemnification Agreements with its directors. See "Director Compensation" and "Stock Options."

In March 1999 the Company terminated its 1996 Non-Employee Director Stock Award Plan under which, in June 1996, it had issued restricted shares of Common Stock to all non-employee directors, other than Victor W. Schmitt. The restricted shares vested cumulatively at the rate of 25% per year and were subject to a non-lapsing right of first refusal to the Company to repurchase the shares at market value, minus $4.25, in the event the director desired to transfer the shares. In April 1999 the Company changed the terms of the restricted shares by vesting the 50,000 unvested restricted shares held by Mr. Drapkin and the 25,000 unvested restricted shares held by each of Dr. Rose and then directors Fink, Rosenwald, Weiner and Robinson, and eliminating the Company's right of first refusal.

Relationship with Baxter

     Overview

The Company's significant operating activities began with its December 1997 acquisition of the business of the Immunotherapy Division (the "Division") of the Biotech Business Group of Baxter Healthcare Corporation ("Baxter"). In connection therewith, the Company entered into several agreements with Baxter by which Baxter agreed to perform certain activities related to the Division. In 1999, the parties entered into additional agreements to restructure Baxter's ownership interest in the Company and NCI and to modify their business arrangements.

     December 1997 - Acquisition of the Immunotherapy Division

In December 1997, the Company acquired substantially all of the assets of the Division. In exchange for these assets, Baxter received (i) 11,000,000 shares of Common Stock, (ii) 66,304 shares of the Company's Series A Convertible Preferred Stock, convertible into Common Stock at a conversion price of $5.50 per share, (iii) 19.5% of the outstanding common stock of NCI, (iv) a warrant to purchase an additional 6% of the then outstanding common stock of NCI for an aggregate $6,000,000, and (v) the right to receive payments up to $21,000,000 from NCI upon the occurrence of certain milestone events. The $21,000,000 represents the maximum potential amount that could be paid by the Company when, and if, certain FDA and European regulatory approvals are obtained. As the amount of the contingent consideration, if any, was not determinable nor was the achievement of the milestones considered probable at the date of the acquisition, it was excluded from the determination of the cost of the acquisition. In addition, Baxter purchased $30,000,000 principal amount of NCI's 6 1/2% convertible subordinated debentures. Many of these terms have been renegotiated as set forth below.

Marketing, Sales and Distribution Agreement ("Distribution Agreement").  NCI
-----------------------------------------------------------------------
appointed Baxter as its exclusive worldwide marketing, sales and distribution entity for NCI's Isolex(R) and Maxsep(R) products and reagent kits, with the right of first offer with respect to acquiring such rights for NCI's future products. NCI agreed to supply to Baxter products and kits at a discount to NCI's suggested retail price. The Distribution Agreement was, by its terms, to expire December 17, 2008. However, as described below, as of November 30, 1999, the parties terminated the agreement.

Services Agreement.  Baxter agreed to provide the following services as
------------------
necessary to meet NCI's requirements: access to Baxter's Information Management Center; quality and compliance training; access to the Baxter Institute for Training and Development; and access to specific accounts through Baxter's General Ledger and Fixed Assets Systems. NCI agreed to pay only for those services requested. In addition, Baxter agreed to manufacture, warehouse and manage inventory for certain clinical codes under protocols in accordance with the terms of the Hardware and Disposables Supply Agreement and the Hardware and Disposables Manufacturing Agreement and, at its option, to manufacture certain prototype products for the research market at a cost to NCI of time and materials plus 20%. Baxter's obligation to provide the services was extended until June 30, 1999, at which time (as described below) the Services Agreement was terminated.

Hardware and Disposables Manufacturing Agreement.  Baxter agreed to manufacture
------------------------------------------------
on a non-exclusive basis for NCI certain Isolex(R) and Maxsep(R) products and components and to complete assembly of Isolex(R) and Maxsep(R) instruments and disposable sets. NCI agreed to pay Baxter's Fully Loaded Cost for the products and components for the first three years, and Baxter's Fully Loaded Cost plus 15% for the remaining years. Baxter's "Fully Loaded Cost" means the cost to Baxter of manufacturing the items, including any royalties payable by Baxter in connection with such manufacturing. The Agreement expires on December 17, 2002.

Antibody Manufacturing and Storage Agreement.  Baxter agreed to manufacture on a
--------------------------------------------
non-exclusive basis for NCI certain antibodies, reagents and reagent kits used in connection with the Isolex(R) and Maxsep(R) products. NCI agreed to pay Baxter's Fully Loaded Cost for the antibodies, reagents and reagent kits for the first three years, and Baxter's Fully Loaded Cost plus 15% for the remaining years. The Agreement expires on December 17, 2002.

Hardware and Disposables Supply Agreement.  Baxter agreed to supply to NCI
-----------------------------------------
certain of Baxter's products and components in conjunction with the manufacture, use and sale of Isolex(R) and Maxsep(R) products. Baxter granted to NCI the exclusive worldwide royalty-free right to distribute such products and components in connection with ex vivo cell processing, subject to certain exceptions. NCI agreed to pay Baxter's Fully Loaded Cost for the products and components for the first three years, Baxter's Fully Loaded Cost plus 15% for the next two years and Baxter's Fully Loaded Cost plus 30% for the remaining years. The Agreement expires on December 17, 2008.

License Agreements.  Pursuant to four separate sublicense agreements, Baxter
------------------
sublicensed to NCI its rights under the following licenses: license from Baxter and Becton, Dickinson & Company to certain CD34+ cell population and related antibody and method patents (the "First License"); license from Becton, Dickinson & Company ("Becton Dickinson") to certain B cell antibodies; license from Chiron Therapeutics to certain breast cancer antibodies; and license from Professor Bernd Dorken to certain B Cell antibodies. In addition, pursuant to a royalty assignment and agreement, Baxter assigned to NCI its rights to receive royalties under three sublicenses Baxter had previously granted under the First License.

Non-Competition and Confidentiality Agreement.  Each party agreed not to,
---------------------------------------------
directly or indirectly, engage in, render advisory services to an entity that engages in, or be a joint venturer, partner, licensor or shareholder of more than 2% of any entity that engages in, the marketing, sale or distribution of any product that directly competes with certain products of the other. In the case of Baxter's products, such protected products are for use in on-line separation of human blood into its constituents. In the case of the Company's and NCI's products, such protected products are for use in ex vivo cell selection or genetic alteration and/or expansion in combination with such selection. Baxter's non-competition obligations expire on the later of December 17, 2004, one year after the date on which Baxter does not own 10% of NCI's common stock nor has a seat on NCI's board of directors, or the termination of the Distribution Agreement. The Company's obligations expire on the later of December 17, 2004, or one year after the date on which the Company does not have voting control of NCI nor has a seat on NCI's board of directors. NCI's obligations expire on the later of December 17, 2010, or the termination of the Hardware and Disposables Supply Agreement.

The Company and Baxter are also parties to a Registration Rights Agreement dated December 17, 1997 whereby the Company has granted certain demand and piggyback rights to Baxter.

The Company, certain current and former directors of the Company, certain other parties and Baxter are also parties to a Voting Agreement. For a description of the Voting Agreement see Proposal 1-Election of Directors.

     January 1999 through June 1999 - Transfers of Ownership and Assets

In early 1999, the Company and Baxter agreed that it would be in the best interests of both parties to (i) restructure Baxter's ownership interests in the Company and NCI, and (ii) modify certain business arrangements among the Company, NCI and Baxter. In January 1999, the Company and Baxter agreed that the Company would purchase Baxter's interest in NCI (other than Baxter's right to milestone payments), resulting in the Company owning 100% of NCI. In exchange for the common stock, warrant and convertible debentures of NCI then held by Baxter, Baxter received (i) 3,000,000 shares of Common Stock, (ii) a warrant to purchase an additional 5,200,000 shares of Common Stock at an exercise price of $1.15 per share, (iii) a change in the conversion price of the 70,282 shares of Series A Convertible Preferred Stock then held by Baxter (an increase from 66,304 shares resulting from dividends payable in kind) from $5.50 to $2.75 per share, and (iv) approximately $33,000,000 principal amount of the Company's 6 1/2% convertible subordinated debentures (replacing the $30,000,000 principal amount of NCI's 6 1/2% convertible subordinated debentures, plus accrued interest).

Following the closing on May 28, 1999 (which occurred after stockholder approval of the transaction at the Company's May 25, 1999 annual meeting of stockholders), NCI became a wholly owned subsidiary of the Company.

In June 1999, the Company and Baxter entered into a series of agreements dated June 30, 1999 pursuant to which, among other things, Baxter transferred the sales, marketing and distribution responsibilities for Isolex(R) and the Company's other cell therapy products to the Company. Pursuant to an asset transfer agreement, the Company agreed to purchase from Baxter the finished goods inventory, copies of customer lists and accounting books and records, hardware and related assets leased or owned, and agreements with customers and service contracts, all relating to the products previously marketed and distributed by Baxter under the Distribution Agreement. In addition, certain Baxter personnel transferred to the Company and became part of the Company's worldwide sales force. The purchase price for the transferred assets was equal to the price Baxter as a distributor had originally paid to NCI for the finished goods inventory plus the book value of all other transferred assets. The closing for the transfer of assets in the United States and Canada occurred on June 30, 1999 and in the rest of the world occurred on November 30, 1999. For the year ended December 31, 1999, the Company's cost of repurchasing the inventory in the United States was approximately $1,000,000 and in the rest of the world was approximately $2,000,000. Additionally, the Company purchased approximately $1,200,000 in devices classified as fixed assets.

In connection with the asset transfer, the Company and Baxter also entered into a royalty agreement pursuant to which Baxter will receive a royalty of 5% on the Company's net sales of Isolex(R) and related cell therapy products from January 1, 2001 until December 17, 2008. (Baxter would also be entitled to a royalty of 5% on the Company's net sales of the foregoing products in excess of $50,000,000 in the year 2000, which is highly unlikely to occur). In addition, Baxter extended a $20,000,000 line of credit to the Company pursuant to a credit agreement, which agreement terminated by its terms without being drawn on, upon the closing of the November 1999 financing described below.

As of June 30, 1999 and November 30, 1999, respectively, the Services Agreement and Distribution Agreement were terminated. The Company now has direct control of sales of its Isolex(R) and cell therapy products through its field sales group in the United States and its European headquarters in Belgium. For regions outside the United States, Canada and Western Europe, NCI and its European subsidiary are entering into arrangements with third party distributors for distribution of the Isolex(R) and cell therapy products. The Company is entering into distribution agreements with distributors unrelated to Baxter in portions of Northern and Southern Europe and East Asia. In addition, NCI's European subsidiary has executed an agreement with a Baxter subsidiary for distribution in Eastern Europe, portions of North Africa and the Middle East. NCI and its European subsidiary have also entered into several interim services agreements with Baxter pursuant to which Baxter will continue to provide services in Europe and certain other regions relating to warehouse and shipping, information systems, general infrastructure and administrative support, quality assurance and regulatory affairs.

Baxter has also agreed to continue to provide worldwide services relating to the installation, repair and maintenance of NCI's cell therapy products pursuant to the terms of several instrument services agreements dated June 30, 1999 and November 30, 1999 covering various regions of the world where such products are sold. Pursuant to the agreements, NCI (or its European affiliate, Nexell International sprl) will provide training to Baxter personnel, and such personnel will provide the services as requested by NCI or its customers. NCI will pay for the services an amount equal to Baxter's Fully Loaded Cost, plus 15% in the case of the United States, Canada and Europe, and plus 20% in the rest of the world. The instrument services agreements expire upon termination of the Manufacturing Agreement.

Notwithstanding the termination of the Distribution Agreement, the parties have agreed that Baxter's obligations with respect to the delivery of Isolex(R) and other cell therapy products under the Manufacturing Agreement, Antibody Agreement and Supply Agreement shall remain in full force and effect.

The assets purchased from Baxter in conjunction with the termination of the supply and manufacturing agreements were accounted for as an asset purchase for cash. The types of items purchased include saleable inventory, Isolex(R) devices that are located in customer sites both in the United States and in Europe and minor amounts of promotional materials

     November 1999 - Private Placement Financing

On November 24, 1999, the Company closed a private placement of its securities to certain institutional investors pursuant to the terms of a securities agreement (the "Securities Agreement"). The private placement consisted of the issuance of (i) 63,000 shares of the Company's newly designated Series B Cumulative Convertible Preferred Stock ("Series B Preferred Stock"), convertible at the option of the holder at any time until November 24, 2006 (at which time the conversion is automatic) into shares of Common Stock at $2.75 per share, subject to anti-dilution adjustment in certain circumstances; (ii) one right per share of Series B Preferred Stock to put such share to Baxter International Inc. ("Baxter International"), an affiliate of Baxter, from November 24, 2002 until November 24, 2004 unless earlier terminated (the "Put Rights"); (iii) warrants to purchase up to 3,000,000 shares of Common Stock at a purchase price of $3.00 per share, subject to anti-dilution adjustment in certain circumstances, exercisable for five years; and (iv) a class of performance warrants to purchase shares of Common Stock at a purchase price of $.01 per share, subject to anti-dilution adjustment in certain circumstances, exercisable after five years. The number of performance warrants that may be exercised adjust based upon the closing price of the Common Stock at the date of exercise, ranging from zero (if the closing price exceeds $5.00 per share) to 6,000,000 shares (if the closing price is equal to or less than $3.00 per share). Net proceeds to the Company from the private placement were approximately $60,400,000. The Company used a portion of the proceeds in November 1999 to retire approximately $33,900,000 of the Company's convertible debentures held by Baxter, and intends to use the remainder of the proceeds for general corporate purposes.

On November 24, 1999, the Company and Baxter International entered into an agreement (the "Side Letter Agreement") to provide that the conversion price for the Series B Preferred Stock purchased by Baxter International in the event the Put Rights are exercised (the "Put Series B Preferred Stock") would be adjusted on November 24, 2004 (or earlier, if 100% of the Series B Preferred Stock is put to Baxter International) but only in the event that an amount in excess of $15,000,000 is purchased by Baxter International, as follows: (i) for the Put Series B Preferred Stock in an amount up to $53,000,000 (computed on the basis of the liquidation preference for such stock) (the "Threshold"), the conversion price would be adjusted to equal the closing price of the Common Stock on the respective date or dates such Series B Preferred Stock was purchased by Baxter International (including purchases below the $15,000,000 amount), less a 5% discount (subject to a floor price equal to the closing price of the Common Stock on November 24, 1999, unless shareholder approval is obtained if required by the rules of the Nasdaq Stock Market); (ii) for the Put Series B Preferred Stock in an amount in excess of the Threshold, then the conversion price would be adjusted to equal the closing price of the Common Stock on November 24, 1999. The dollar amount of the Put Series B Preferred Stock would be deemed to accrue interest (payable in kind in shares of Series B Preferred Stock) from the respective date or dates the Series B Preferred Stock is put to Baxter International to the date the adjusted conversion price is determined, at a rate equal to the applicable three-year U.S. Treasury Note rate at the date of each such purchase, plus 100 basis points. In the event that the foregoing conversion adjustments would not be permissible under Delaware law, the Company has agreed to take such action as is appropriate to exchange the Put Series B Preferred Stock for an equal number of shares of a new series of preferred stock of the Company, having the identical terms, conditions, preferences and rights of the Series B Preferred Stock, except that it would bear the conversion price adjustment described above.

The Company and Baxter International also entered into a Put Agreement dated November 24, 1999 pursuant to which the parties made certain representations to each other, and agreed to take certain actions in connection with, and to provide for certain rights and remedies regarding the transactions contemplated by, the Securities Agreement.


On December 17, 1999, pursuant to the terms of the Series A Preferred Stock owned by Baxter, the Company issued 4,216 additional shares of Series A Preferred Stock to Baxter as a result of dividends payable in kind.


            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires that the Company's executive officers, directors and holders of more than 10% of the Common Stock (collectively, "Reporting Persons") file reports of their holdings and transactions in the Common Stock with the Securities and Exchange Commission. Based on a review of Section 16 forms filed by the Reporting Persons during the last fiscal year and written representations of the Reporting Persons, the Company believes that the Reporting Persons timely complied with all applicable
Section 16 filing requirements, except that William A. Albright, Jr., David Hirsch, Jeanne Pierson, Amy Ross, Michael Griffith, Ph.D., Dennis Van Epps, Ph.D. and William Wong, Ph.D. filed late their initial ownership reports on Form 3, and Michael Griffith filed late one report on Form 4 relating to two transactions involving a purchase of Common Stock. In addition, John Hancock Financial Services, Inc. filed late its initial ownership report on Form 3.

                                   PROPOSAL 2

 APPROVAL OF A PROPOSAL TO AMEND THE COMPANY'S AMENDED AND RESTATED CERTIFICATE OF INCORPORATION, AS AMENDED, TO EFFECT A 1 FOR 4 REVERSE STOCK SPLIT, WHEREBY
   THE COMPANY WOULD ISSUE ONE NEW SHARE OF COMMON STOCK IN EXCHANGE FOR FOUR
                       SHARES OF OUTSTANDING COMMON STOCK


Background

The Company's stockholders are being asked in this Proposal 2 to approve an amendment to the Company's Amended and Restated Certificate of Incorporation, as amended (the "Restated Certificate"), to effect a 1 for 4 reverse stock split of Common Stock whereby the Company would issue one new share of Common Stock in exchange for four shares of outstanding Common Stock (the "Reverse Split").

THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE IN FAVOR OF THIS PROPOSAL.

The complete text of the form of amendment to the Restated Certificate that would be filed with the office of the Secretary of State of the State of Delaware to effect the Reverse Split is set forth in Appendix A to this Proxy Statement; provided, however, that such text is subject to amendment to include such changes as may be required by the office of the Secretary of State of the State of Delaware and as the Company's Board of Directors (the "Board") deems necessary and advisable to effect the Reverse Split described above.

Reasons for the Reverse Split

The Board believes that the increased market price of its Common Stock expected as a result of the Reverse Split and reduction in the public float may help attract institutional investors and help develop longer term demand for and support of the Common Stock. This may improve the marketability and liquidity of the Common Stock by appealing to a broader market than that which currently exists and may encourage interest and trading in the Common Stock by institutional investors and others, as well as securities analyst research coverage. This may also enhance the acceptability of the Common Stock by the financial community and investing public and broaden the investor pool from which the Company might be able to obtain additional financing. It may also assist the Company in effecting acquisitions. There can be no assurance, however, that the Reverse Split will have the foregoing effects.

Many brokerage houses and institutional investors have internal policies and practices that either prohibit them from investing in lower-priced stocks or tend to discourage individual brokers from recommending lower-priced stocks to their customers. Some of those policies and practices may function to make the processing of trades in lower-priced stocks economically unattractive to brokers. Additionally, because brokers' commissions on lower-priced stocks generally represent a higher percentage of the stock price than commissions on higher-priced stocks, the current average price per share of the Common Stock can result in individual stockholders paying transaction costs representing a higher percentage of their total share value than would be the case if the share price were substantially higher. If the Reverse Split is implemented, however, holders of fewer than 100 shares of Common Stock ("odd-lots") after the Reverse Split is effected may be charged brokerage fees that are proportionally higher than holders of more than 100 shares of Common Stock ("round-lots"). The Board is hopeful that the anticipated higher market price will reduce, to some extent, the negative effects on the liquidity and marketability of the Common Stock inherent in some of the policies and practices of institutional investors and brokerage houses described above.

Stockholders should note that the effect of the Reverse Split upon the market price of the Common Stock cannot be accurately predicted. In particular, there is no assurance that the price for shares of the Common Stock after the Reverse Split will be four times the prices for shares of the Common Stock immediately prior to the Reverse Split. Furthermore, there can be no assurance that the Reverse Split will not adversely impact the market price of the Common Stock or, alternatively, that any increased price per share of the Common Stock immediately after the Reverse Split will be sustained for any prolonged period of time.

Effects of the Reverse Split on Registration, Voting Rights and Preferred Stock

The Common Stock is currently registered under Section 12(g) of the Exchange Act, and the Company is subject to the periodic reporting and other requirements of the Exchange Act. After the Reverse Split, the Common Stock will continue to be reported on the Nasdaq National Market under the symbol "NEXL" (although Nasdaq will add the letter "D" to the end of the trading symbol for a period of 20 trading days to indicate the Reverse Split has occurred).

Proportionate voting rights and other rights of the holders of Common Stock will not be affected by the Reverse Split (other than as a result of the payment of cash in lieu of fractional shares as described below). For example, a holder of 2% of the voting power of the outstanding shares of Common Stock immediately prior to the effective time of the Reverse Split will continue to hold 2% of the voting power of the outstanding shares of Common Stock after the Reverse Split. The Reverse Split will not affect the rights of the stockholders or any stockholder's proportionate equity interest in the Company (subject to the treatment of fractional shares). The number of stockholders of record will not be affected by the Reverse Split (except to the extent that any stockholder holds only a fractional share interest and receives cash for such interest after the Reverse Split).

The Reverse Split also will result in an adjustment to the conversion ratio of outstanding shares of the Company's Series A Convertible Preferred Stock and Series B Convertible Preferred

Stock. In each case, the Reverse Split causes reduction in the number of shares of Common Stock issuable upon conversion of those series of Preferred Stock. The table below shows the effect of the Reverse Split on the Common Stock, Series A Convertible Preferred Stock and Series B Convertible Preferred Stock.

                                        Common Stock Or Equivalent       Common Stock Outstanding
Security                                  Outstanding (4/17/00)             after Reverse Split
                                          ---------------------             -------------------
Common Stock, $.001 par value                       ___                               ___

Series A Convertible Preferred
 Stock, $.001 par value                         27,090,181                        6,772,545

Series B Convertible Preferred
 Stock, $.001 par value                         22,909,091                        5,727,272

Effect on Stock Options, Warrants and Par Value

The Reverse Split will effect a reduction in the number of shares of Common Stock available for issuance under the Stock Option Plans and the 1995 Director Plan, as well as shares of Common Stock issuable upon exercise of stock options outside of such plans, in proportion to the exchange ratio of the Reverse Split. The aggregate number of shares of Common Stock currently authorized and available for issuance under the Stock Option Plans and the 1995 Director Plan is approximately 8,500,000 (including shares subject to outstanding options and shares available for future grants) and 1,500,000 shares are authorized and available for issuance on exercise of stock options outside of such plans, in each case prior to giving effect to the Reverse Split. The aggregate number of shares authorized and available for issuance upon exercise of options under the Stock Option Plans and the 1995 Director Plan and outside such plans will reduce, in aggregate, to 2,500,000 shares upon the Reverse Split. The exercise prices for the options outstanding under the Stock Option Plans and the 1995 Director Plan and outside such plans will be increased proportionate to the Reverse Split ratio. If Proposal 4 is approved to increase the number of shares of Common Stock issuable under the 1997 Plan by 2,250,000 such increase would adjust to 562,500 upon the Reverse Split.

The Company also has outstanding ___ publicly traded warrants (NEXLW) (the "1996 Warrants") to purchase approximately ___ shares of the Common Stock, Class A Warrants exercisable for 15 business days commencing November 24, 2004 to purchase up to a maximum of 6,000,000 shares of Common Stock, Class B Warrants to purchase 3,000,000 shares of Common Stock and warrants issued to Baxter to purchase 5,200,000 shares of Common Stock. Under the terms of the outstanding warrants, the Reverse Split will effect a reduction in the number of shares of Common Stock issuable upon exercise of such warrants in proportion to the exchange ratio of the Reverse Split and will effect a proportionate increase in the exercise price of such outstanding warrants. The exercise price for the 1996 Warrants will change from $1.35 to $5.40, the exercise price for the Class A Warrants will change from $.01 to $.04, the exercise price for the Class B Warrants will change from $3.00 to $12.00 and the exercise price for the warrants issued to Baxter will change from $1.15 to $4.60. The aggregate shares of Common Stock available for issuance under all outstanding warrants will reduce from ___ to ___ upon the Reverse Split.

The par value of the Common Stock and Preferred Stock will remain at $0.001 per share following the effective time of the Reverse Split, while the number of shares of Common Stock issued and outstanding will be reduced. Consequently, the aggregate par value of the issued and outstanding Common Stock also will be reduced. In addition, the number of authorized shares of Common Stock will only be reduced in the event that Proposal 3 is approved. See Proposal 3. Even if Proposal 3 is approved the number of authorized but unissued shares of Common Stock, i.e., shares available for future issuance, effectively will be increased by the Reverse Split. The issuance of such additional authorized shares, if such shares were issued, may have the effect of diluting any earnings per share and book value per share, as well as the stock ownership and voting rights, of outstanding Common Stock. The effective increase in the number of authorized but unissued shares of Common Stock may be construed as having an anti-takeover effect by permitting the issuance of shares to purchasers who might oppose a hostile takeover bid or oppose any efforts to amend or repeal certain provisions of the Company's Restated Certificate or Bylaws.

Effective Date

The Reverse Split would become effective as of the close of business on the date of filing (the "Effective Date") of a Certificate of Amendment to the Restated Certificate with the office of the Secretary of State of the State of Delaware. It is anticipated that, if the stockholders approve the Reverse Split, it will become effective on June 14, 2000 or as promptly thereafter as practicable. Except as explained below with respect to fractional shares, on the Effective Date, each share of Common Stock issued and outstanding immediately prior thereto (the "Old Common Stock") will be, automatically and without any action on the part of the stockholders, converted into 1/4 of a share of the Company's Common Stock proposed to be issued in connection with the Reverse Split (the "New Common Stock").

In accordance with Delaware law and notwithstanding approval of the Reverse Split by the stockholders, at any time prior to the Effective Date, the Board of Directors, in its sole discretion, may abandon the proposal without any further action by stockholders.

Exchange of Stock Certificates and Payment for Fractional Shares

Shortly after the Effective Date, each holder of an outstanding certificate theretofore representing shares of Old Common Stock will receive from American Stock Transfer & Trust Company, as the Company's exchange agent (the "Exchange Agent") for the Reverse Split, instructions for the surrender of such certificate to the Exchange Agent. Such instructions will include a form of Transmittal Letter to be completed and returned to the Exchange Agent. As soon as practicable after the surrender to the Exchange Agent of any certificate which prior to the Reverse Split represented shares of Old Common Stock, together with a duly executed Transmittal Letter and any other documents the Exchange Agent may specify, the Exchange Agent shall deliver to the person in whose name such certificate had been issued certificates registered in the name of such person representing the number of full shares of New Common Stock into which the shares of Old Common Stock previously represented by the surrendered certificate shall have been reclassified and a check for any amounts to be paid in cash in lieu of any fractional share interest (as discussed in the next paragraph below). Each certificate representing shares of New Common Stock issued in connection with the Reverse Split will continue to bear any legends restricting the transfer of such shares that were borne by the surrendered certificates representing the shares of Old Common Stock. Until surrendered as contemplated herein, each certificate which immediately prior to the Reverse Split represented any shares of Old Common Stock shall be deemed at and after the Reverse Split to represent the number of full shares of New Common Stock contemplated by the preceding sentence.

No fractional shares of New Common Stock will be issued as a result of the Reverse Split. In lieu of any such fractional share interest, each holder of Old Common Stock who as a result of the Reverse Split would otherwise receive a fractional share of New Common Stock will be entitled to receive cash in an amount equal to the product obtained by multiplying (i) the closing sales price of the Common Stock on the Effective Date as reported on the Nasdaq National Market by (ii) the number of shares of Old Common Stock held by such holder that would otherwise have been exchanged for such fractional share interest. Such amount will be issued to such holder in the form of a check in accordance with the exchange procedures outlined above.

No service charges, brokerage commissions or transfer taxes will be payable by any holder of any certificate which prior to approval of the Reverse Split represented any shares of Old Common Stock, except that if any certificates of New Common Stock are to be issued in a name other than that in which the certificates for shares of Old Common Stock surrendered are registered, it will be a condition of such issuance that (i) the person requesting such issuance shall pay to the Company any transfer taxes payable by reason thereof (or prior to transfer of such certificate, if any) or establish to the satisfaction of the Company that such taxes have been paid or are not payable, (ii) such transfer must comply with all applicable federal and state securities laws, and (iii) such surrendered certificate must be properly endorsed and otherwise be in proper form for transfer.

No Appraisal Rights

Under Delaware law, stockholders of the Company are not entitled to appraisal rights with respect to the proposed Reverse Split.

Material Federal Income Tax Consequences of the Reverse Split

A summary of the federal income tax consequences of the Reverse Split to the Company and to individual stockholders is set forth below. The following discussion is based upon present federal income tax law. The discussion is not intended to be, nor should it be relied upon as, a comprehensive analysis of the tax issues arising from or relating to the Reverse Split. In addition, the Company has not and will not seek an opinion of counsel or a ruling from the Internal Revenue Service regarding the federal income tax consequences of the Reverse Split.

Accordingly, stockholders are advised to consult their own tax advisors for more detailed information regarding the effects of the Reverse Split on them under applicable federal, state, local and foreign income tax laws.

It is intended that the Reverse Split will constitute a reorganization (a "Reorganization") within the meaning of Section 368(a)(1)(E) of the Internal Revenue Code of 1986, as amended. Assuming that the Reverse Split qualifies as a Reorganization, the following federal tax consequences should result:

1. A stockholder will not recognize any gain or loss as a result of the Reverse Split except to the extent a stockholder receives cash in lieu of a fractional share. To the extent a stockholder receives cash in lieu of a fractional share, for tax purposes the stockholder will be deemed to have sold the fractional share to the Company. Although it is impossible to predict with certainty the tax consequences to any individual stockholder, such stockholder will likely recognize a gain or loss as a result of the repurchase of a fractional share equal to the difference between (i) the stockholder's proportionate adjusted basis in such fractional share, and
    (ii) the cash amount received for such fractional share. Any gain will be treated as short-term capital gain taxable at a maximum federal income tax rate of 39.6% to a non-corporate stockholder if the stockholder has held his shares for one year or less prior to the Effective Date or long-term capital gain taxable at a maximum federal income tax rate of 20% to a non-corporate stockholder if the stockholder has held his shares for more than one year prior to the Effective Date.

2. The aggregate tax basis of the shares of New Common Stock received by the stockholder pursuant to the Reverse Split will equal the aggregate tax basis of the shares of Old Common Stock held by the stockholder immediately prior to the Effective Date of the Reverse Split reduced by any basis allocated to a fractional share for which the stockholder receives cash. The stockholder will be able to "tack" the holding period of the Old Common Stock prior to the Reverse Split to the holding period of the New Common Stock received by the stockholder as a result of the Reverse Split, provided that the shares of Old Common Stock were capital assets in the hands of the stockholder.

3. Holders of any series of Preferred Stock of the Company will recognize no income, gain or loss for federal income tax purposes as a result of the changes to the conversion ratios for such stock incident to the Reverse Split. The Company will not recognize gain or loss as a result of the Reverse Split.

Required Vote

The affirmative vote of the holders of a majority of the shares of Common Stock outstanding is necessary to approve the Reverse Split.


                       THE BOARD OF DIRECTORS RECOMMENDS
                         A VOTE IN FAVOR OF PROPOSAL 2

                                   PROPOSAL 3

      APPROVAL OF PROPOSAL TO AMEND THE COMPANY'S RESTATED CERTIFICATE OF INCORPORATION TO REDUCE THE AUTHORIZED SHARES OF COMMON STOCK FROM 160,000,000
                                 TO 80,000,000

Conditional upon and subject to the approval by the stockholders of the Company of the Reverse Split (see Proposal No. 2), the Company's Board of Directors has determined that it is in the best interests of the Company to reduce the number of shares of Common Stock that are authorized for issuance by the Company from 160,000,000 to 80,000,000. There would be no change in the number of authorized shares of Preferred Stock.

The Company believes that reducing the number of shares of Common Stock authorized will enable it to realize a savings of approximately $70,000 per year in Delaware franchise taxes at no material disadvantage to the Company. Delaware, the state in which the Company is incorporated, assesses annual franchise taxes on the basis of the number of authorized shares and outstanding shares. The Company's current annual franchise tax is approximately $37,000 per year. The Company would incur $150,000 in annual franchise taxes if the Reverse Split is effected and there is no reduction in the authorized number of shares of Common Stock.

Based on the number of shares of Common Stock outstanding on the Record Date, and assuming the Reverse Split were implemented, there would be ___ shares of Common Stock issued and outstanding, and there would be reserved for issuance upon exercise of outstanding derivative securities, including the Company's Series A Preferred Stock, Series B Preferred Stock, Class A Warrants, Class B Warrants, 1996 Warrants, certain other warrants, and outstanding or authorized options to directors, employees and others, approximately ______ shares of Common Stock (see Proposal 2).

If the Reverse Split is effected, the Board of Directors believes that following this reduction in authorized shares of Common Stock, a sufficient number of authorized but unissued shares of Common Stock will be available for equity offerings and acquisitions as such opportunities arise in the future, as well as for the issuance of Common Stock pursuant to the exercise or conversion of the derivative shares described above.

The Board believes that the tax savings from the reduction in authorized shares of Common Stock outweighs any need to have a larger number of authorized shares available for issuance.

The complete text of the form of amendment to the Restated Certificate that would be filed with the office of the Secretary of State of the State of Delaware to effect the reduction in authorized shares of Common Stock is set forth in Appendix A to this Proxy Statement; provided, however, that such text is subject to amendment to include such changes as may be required by the office of the Secretary of State of the State of Delaware and as the Board deems necessary and advisable to effect the amendment described above.

The affirmative vote of the holders of a majority of the outstanding shares of Common Stock of the Company is required for the approval of the amendment to the Company's Restated Certificate to reduce the number of authorized shares of Common Stock.

    This Proposal will only be implemented if the Reverse Split is effected.

                       THE BOARD OF DIRECTORS RECOMMENDS
                         A VOTE IN FAVOR OF PROPOSAL 3

                                   PROPOSAL 4

 APPROVAL OF AN INCREASE IN THE NUMBER OF SHARES OF COMMON STOCK ISSUABLE UNDER
                           THE 1997 STOCK OPTION PLAN


General

Under the Company's 1997 Incentive and Non-Incentive Stock Option Plan, as amended, approved by stockholders in 1997, an aggregate of 3,000,000 shares are reserved for issuance upon exercise of options thereunder. A copy of the 1997 Plan is attached as Appendix B. Under the 1997 Plan, incentive stock options, as defined in section 422 of the Internal Revenue Code (the "Code"), may be granted to employees and non-incentive stock options may be granted to employees, directors and other persons as the Stock Option Committee appointed by the Board of Directors determines will contribute to the Company's success, at exercise prices equal to at least 100% (with respect to incentive stock options) and at least 50% (with respect to non-incentive stock options) of the fair market value of the Common Stock on the date of grant. In addition to selecting the optionees, the Committee determines the number of shares of Common Stock subject to each option, the term of each non-incentive stock option, the time or times when the non-incentive stock option becomes exercisable, and otherwise administers the 1997 Plan. Options are granted for a term determined by the Committee, not to exceed ten years, and are exercisable on terms and conditions determined by the Committee. Generally, options granted under the 1997 Plan may not be exercised more than three months following termination of employment or engagement, except terminations by reason of death or disability, in which case such options may be exercised for one year following such event. However, the Committee may in its discretion extend the time required to exercise non-incentive options for up to ten years after the date of grant. Options become immediately exercisable upon a change in control as defined in the 1997 Plan. The 1997 Plan will terminate in February 2007 unless earlier terminated by the Board of Directors.

The purpose of the 1997 Plan is to further the growth and development of the Company by encouraging selected employees, directors and other persons who contribute and are expected to contribute materially to the Company's success to obtain a proprietary interest in the Company through the ownership of its Common Stock, thereby providing such persons with an added incentive to promote the best interests of the Company and affording the Company a means of attracting persons of outstanding ability to its service. Approximately 150 employees of the Company and an indeterminate number of consultants and others are eligible to participate in the 1997 Plan.

As of the March 1, 2000, options to purchase an aggregate of 2,530,800 shares of Common Stock had been granted and were outstanding under the 1997 Plan. 538,200 shares were available for future grants thereunder and 6,900,000 shares were available under other plans.

The Board of Directors has proposed that the total number of shares of Common Stock which may be issued upon the exercise of options granted under the 1997 Plan be increased by 2,250,000, from 3,000,000 to 5,250,000, to ensure additional options are available in the future to compensate and motivate existing participants and employees and to attract employees in the future. Pursuant to the terms of the 1997 Plan the foregoing proposed increase must be approved by the stockholders of the Company. In all other respects, the terms of the 1997 Plan will remain unchanged. In the event the Reverse Split is approved, the increase in the number of shares will change from 2,250,000 to 562,500.

Federal Income Tax Consequences

The following is based upon federal tax laws and regulations as presently in effect and does not purport to be a complete description of the federal income tax aspects of the 1997 Plan. Also, the specific state tax consequences to each participant under the 1997 Plan may vary, depending upon the laws of the various states and the individual circumstances of each participant. Accordingly, participants should consult with their own tax advisors.

Incentive Stock Options

No taxable income is recognized by the optionee upon the grant of an incentive stock option. Further, no taxable income will be recognized by the optionee upon exercise of an incentive stock option and no expense deduction will be available to the Company, provided the optionee holds the shares acquired upon such exercise for at least two years from the date of grant of the option and for at least one year from the date of exercise. Any gain on the subsequent sale of the shares will be considered long-term capital gain provided the two-year and one-year holding periods are met. The gain recognized upon the sale is equal to the excess of the amount realized upon the sale (usually the selling price of the shares) over the exercise price. Therefore, the net federal income tax effect on an optionee fulfilling the foregoing holding requirements is to defer, until the shares are sold, taxation of any increase in the value of the shares from the exercise price and to treat such gain, at the time of sale, as capital gain rather than ordinary income. However, in general, if the optionee sells the shares within two years from the date of the option grant or within one year from the date of exercise (referred to as a "disqualifying disposition"), the optionee will recognize taxable income at ordinary tax rates in an amount equal to the lesser of (i) the value of the shares on the date of exercise, less the exercise price; or (ii) the amount realized on the date of sale, less the exercise price, and the Company will receive a corresponding business expense deduction. The balance of any gain recognized on a disqualifying disposition will be long-term or short-term capital gain depending upon the holding period of the optioned shares. The special two-year and one-year holding periods for incentive options do not apply to option shares which are disposed of by the optionee's estate or a person who acquired such shares by reason of the death of the optionee.

An employee may be subject to the alternative minimum tax upon exercise of an incentive stock option since the excess of the fair market value of the shares purchased at the date of exercise over the exercise price must be included in alternative minimum taxable income, unless the shares are disposed of in the same year that the option was exercised.

Non-Incentive Stock Options

As in the case of incentive stock options, the grant of a non-incentive stock option will not result in any taxable income to the optionee. However, the tax treatment upon exercise of non-incentive stock options is different. Generally, the optionee will recognize ordinary income when the option is exercised in the amount by which the fair market value of the shares acquired upon exercise of the option on the date of exercise exceed the exercise price and the Company will be entitled to a corresponding business expense deduction. The income recognized by the optionee is compensation income subject to income tax withholding by the Company. The Company will generally be entitled to an income tax deduction for the amount of the "spread" at the time a non-incentive option is exercised, provided that it complies with applicable reporting and withholding requirements.

The fair market value of the shares on the date of exercise will constitute the tax basis of the shares for computing gain or loss on any subsequent sale. Any gain or loss recognized by the optionee upon the subsequent disposition of the shares will be treated as capital gain or loss and will qualify as long-term capital gain or loss if the shares have been held for the requisite holding period (more than twelve months at the date of this Proxy Statement).

Section 162(m) of the Code

Under Section 162(m) of the Code, certain compensation payments in excess of $1 million are subject to a limitation on deductibility for the Company. The limitation on deductibility applies with respect to that portion of a compensation payment for a taxable year in excess of $1 million to either the Company's Chief Executive Officer or any one of its four other most highly compensated executive officers. Certain performance-based compensation is not subject to the limitation on deductibility. Options can qualify for this performance-based exception, but only if they are granted at fair market value, the total number of shares that can be granted to an executive for a specified period is stated, and shareholder and Board approval of the plan is obtained. The 1997 Plan is designed to comply with such performance-based criteria. Accordingly, the compensation is attributable to such options should be subject to the deductibility limitations contained in Section 162(m) of the Code.

At the date of this Proxy Statement, long-term capital gain is taxed to individuals at a maximum rate of 20% (10% for individuals in the 15% bracket), while ordinary income is subject to tax at a maximum rate that can reach 39.6%.

Required Vote

Approval of the amendment to the 1997 Plan requires the affirmative vote by the holders of a majority of the outstanding shares of Common Stock present in person or represented by proxy at the Annual Meeting and entitled to vote.


                       THE BOARD OF DIRECTORS RECOMMENDS
                         A VOTE IN FAVOR OF PROPOSAL 4

                                   PROPOSAL 5

             APPROVAL OF EXTENSION OF TERMS OF OPTIONS TO DIRECTORS
                    DONALD G. DRAPKIN AND ERIC A. ROSE, M.D.


Background

On November 17, 1995, the Board of Directors of the Company approved, and the Company entered into, stock option agreements with Donald G. Drapkin and Eric A. Rose, M.D., who were elected to the Board on that date. Mr. Drapkin was granted options to purchase 750,000 shares of Common Stock, 650,000 options (the "Consultant Options") vesting at the rate of 25% per year commencing one year after the grant date, and 100,000 options (the "Director Plan Options") vesting 50% on the grant date and the balance one year thereafter, each at a price of $.9375 per share (the closing price of the Common Stock on the Nasdaq SmallCap Market on November 16, 1995) and each expiring on November 16, 2000, subject to earlier termination as described below. The Consultant Options were granted in consideration of his agreement to provide financial and business consulting services to the Company and the Director Plan Options were granted under the Company's 1995 Director Stock Option Plan in consideration of his service as a director. Dr. Rose was granted the same number of Consultant Options on the same terms in consideration of his agreement to provide research and development consulting services to the Company and he was granted the same number of Director Plan Options in consideration of his service as a director.

Extension

On May 25, 1999, and in consideration of the agreement of each of Mr. Drapkin and Dr. Rose to extend their consulting agreements by three years, the Board of Directors (with Mr. Drapkin abstaining as to his Consultant Options and Director Plan Options and Dr. Rose abstaining as to his Consultant Options and Director Plan Options) approved an extension of the term of the Consultant Options and Director Plan Options for a period of three years, until November 16, 2003, subject to earlier termination as described below. The Board also approved adding a cashless exercise feature to the Consultant Options and Director Plan Options. Under rules of The Nasdaq Stock Market, approval of the stockholders of the Company is required to extend the term of the Consultant Options and Director Plan Options. On May 25, 1999, the closing price of the Common Stock on The Nasdaq National Market was $1.9375 per share. As of March 23, 2000, Mr. Drapkin and Dr. Rose have not exercised their Consultant Options, although Mr. Drapkin has exercised his Director Plan Options. Neither Mr. Drapkin nor Dr. Rose owns any shares of Common Stock. In addition to the foregoing options, Mr. Drapkin holds options to purchase 100,000 shares of Common Stock.

Description of Options

Each of the Consultant Options and Director Plan Options granted on November 17, 1995 represents the right to purchase one share of Common Stock of the Company at a price of $.9375 per share. If the proposed extension is approved by stockholders, the Consultant Options and Director Plan Options may be exercised in whole at any time and in part from time to time until 5:00 p.m. New York City time on November 16, 2003, subject to earlier termination as described below. The exercise price per share, number of shares and kind of shares to be issued upon exercise of the Consultant Options and Director Plan Options is subject to adjustment from time to time in the event of a stock dividend, stock split, or reverse stock split. If the optionholder dies prior to the expiration date, the Consultant Options and Director Plan Options may be exercised by his executor or administrator, or by the person or persons to whom such options are transferred by will or the applicable laws of descent and distribution, within twelve months following the date of death, but in no event subsequent to the expiration date and only to the extent the optionholder could have exercised such options on the date of death.

Also, if the optionholder's consulting engagement with the Company is terminated by the Board of Directors of the Company for any reason other than his death, the optionholder may exercise that portion of the Consultant Options which was exercisable by him at the date of such termination, within six months from the date of such termination; provided, however, that such exercise occurs prior to the expiration date. With respect to the Director Plan Options granted to Dr. Rose, such options would terminate within twelve months following the date he ceased being a director, provided however, that such exercise occurs prior to the expiration date.

Accounting Considerations

Stockholder approval of the exercise term extension will create a new measurement date for both the Consultant Options and the Director Plan Options for financial accounting purposes.

The Company will calculate the estimated fair value of the Consultant Options at the measurement date and record the excess of that amount over the fair value estimate as of the previous measurement date (November 17, 1995) as an expense in the Statement of Operations.

The estimated option fair value is $7.44 per option or $9,671,000 in aggregate at March 23, 2000. The aggregate fair value over the estimated fair value at November 17, 1995 amounts to $9,320,000, which would be recorded as an expense during the quarter of stockholder approval.

Assumptions used in the Black-Scholes option-pricing model to estimate fair value at March 23, 2000 are as follows:


     Expected dividend yield    0%
     Expected volatility        109%
     Risk free interest rate    6.60%
     Expected life              3.66 years

The Company will calculate the "intrinsic value" of the Director Plan Options at the new measurement date and record that amount as an expense in the Statement of Operations. The intrinsic value is calculated as the excess of the fair market value of the underlying Company common stock over the Director Plan Options strike price.

The closing stock price on March 23, 2000 was $8.1875 per share and the strike price of the Director Plan Options is $.9375 per share. The excess of the market price over the strike price multiplied by 100,000 shares would yield an expense of $725,000.

Vote Required for Approval

The term of the Consultant Options for Mr. Drapkin and Dr. Rose and the term of the Director Plan Options for Dr. Rose will not be extended unless a majority of the total votes cast on the proposal, represented in person or by proxy at the Annual Meeting, vote in favor of the proposal.


                       THE BOARD OF DIRECTORS RECOMMENDS
                         A VOTE IN FAVOR OF PROPOSAL 5

                                   PROPOSAL 6

               RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS


Subject to ratification by the stockholders, the Board of Directors has re-appointed KPMG LLP as independent auditors for the year ending December 31, 2000. KPMG audited the Company's financial statements in fiscal years 1999, 1998 and 1997.

It is anticipated that a representative of KPMG LLP will be present at the Annual Meeting to respond to appropriate questions and to make a statement, if he or she so desires.

Required Vote

Ratification of the appointment of KPMG LLP as independent auditors will require the affirmative vote of the holders of a majority of the outstanding shares of Common Stock present in person or represented by proxy at the Annual Meeting and entitled to vote.


                       THE BOARD OF DIRECTORS RECOMMENDS
                         A VOTE IN FAVOR OF PROPOSAL 6

                                 ANNUAL REPORT

The Company's Annual Report to Stockholders for the fiscal year ended December 31, 1999 accompanies this Proxy Statement. The Annual Report includes the Company's financial statements as reported in its Annual Report on Form 10-K for the fiscal year ended December 31, 1999 and the report thereon of KPMG LLP, independent auditors. The Company's Annual Report on Form 10-K may be obtained without charge upon written request addressed to Investor Relations, Nexell Therapeutics Inc., 9 Parker, Irvine, California 92618.


                             STOCKHOLDER PROPOSALS

Under certain circumstances, stockholders are entitled to present proposals for consideration at stockholder meetings. Any such proposal to be included in the Proxy Statement for the Company's 2001 Annual Meeting of Stockholders must be submitted to the Secretary of the Company prior to December __, 2000 and in accordance with Rule 14a-8 of the Exchange Act. In addition, proxies solicited by management may contain discretionary authority to vote on matters which are not included in the Proxy Statement but which are raised at the Annual Meeting of Stockholders, unless the Company receives written notice of such matters on or before March __, 2001. However, in the event that the date of the 2001 Annual Meeting of Stockholders is more that 30 days before or more that 30 days after the anniversary date of the 2000 Annual Meeting, proposals to be considered timely must be received at a reasonable time before the Company begins to print and mail its proxy materials. It is suggested that such proposals be sent by Certified Mail--Return Receipt Requested.


                                 OTHER BUSINESS

Management does not know of any matter to be brought before the Annual Meeting other than as described above. In the event any other matter properly comes before the Annual Meeting, the persons named in the accompanying form of proxy have discretionary authority to vote on such matters.

                                    NEXELL THERAPEUTICS INC.

                                    By Order of the Board of Directors


                                    William A. Albright, Jr.
                                    Secretary


Dated:  April 17, 2000

                                  APPENDIX A

                          CERTIFICATE OF AMENDMENT OF
               AMENDED AND RESTATED CERTIFICATE OF INCORPORATION,
                    AS AMENDED, OF NEXELL THERAPEUTICS INC.

     Nexell Therapeutics Inc. (the "Corporation"), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, does hereby certify:

     FIRST: The name of the Corporation is Nexell Therapeutics Inc. and the name under which the Corporation originally was incorporated was Cellular Immunology Corporation.

     SECOND: The original Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on December 13, 1986 under the name Cellular Immunology Corporation, and the Amended and Restated Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on July 11, 1990 under the name Vimrx Pharmaceuticals Inc.

     THIRD:   The Board of Directors of the Corporation, acting in accordance with the provisions of Sections 141 and 242 of the General Corporation Law of the State of Delaware, adopted resolutions at a meeting held on March 16, 2000 to amend the first paragraph of Article IV of the Amended and Restated Certificate of Incorporation, as amended, of the Corporation to read in its entirety as follows:

          "FOURTH

          A. The authorized capital stock of the Corporation shall consist of eighty-one million, one hundred fifty thousand (81,150,000) shares, consisting of eighty million (80,000,000)/1/ shares of Common Stock, each having a par value of $.001 (the "Common Stock"), and one million, one hundred fifty thousand (1,150,000) shares of Preferred Stock, each having a par value of $.001 (the "Preferred Stock"). Effective at the time of filing with the Secretary of State of the State of Delaware of this Certificate of Amendment of Amended and Restated Certificate of Incorporation, as amended (the "Effective Time"), each four (4) shares of the Corporation's Common Stock issued and outstanding shall, automatically and without any action on the part of the respective holders thereof, be converted into one (1) share of Common Stock of the Corporation./2/ No fractional shares shall be issued and, in lieu thereof, any holder of less than one share of Common Stock shall be entitled to receive cash for such holder's


--------------------
/1/ Proposal 3 reduces the authorized shares of common stock from 160,000,000 to 80,000,000, subject to approval of Proposal 2, the one-for-four reverse stock split.

/2/  Proposal 2 effects the one-for-four reverse stock split.

          fractional share based upon the closing sales price of the Corporation's Common Stock as reported on the Nasdaq National Market as of the date of the Effective Time. The Company may retain a third party to collect and pool fractional share interests, sell the same, and return payment to the holders of the interests."


  FOURTH: Pursuant to a resolution of the Board of Directors, this Certificate of Amendment of Amended and Restated Certificate of Incorporation, as amended, was submitted to the stockholders of the Corporation and was duly approved by the required vote of stockholders of the Corporation in accordance with Sections 228 and 242 of the Delaware General Corporation Law. The total number of outstanding shares entitled to vote or consent to this Amendment was ____________ shares of Common Stock. A majority of the outstanding Common Stock voted in favor of this Certificate of Amendment of Amended and Restated Certificate of Incorporation, as amended.

  IN WITNESS WHEREOF, Nexell Therapeutics Inc. has caused this Certificate of Amendment to be signed by its President this ___ day of __________, 2000.

                                      NEXELL THERAPEUTICS INC.


                                      By:
                                         -----------------------------------
                                         L. William McIntosh, President

                                  APPENDIX B

                       1997 INCENTIVE AND NON-INCENTIVE

                               STOCK OPTION PLAN
                                      OF
                            NEXELL THEAPEUTICS INC.
                  (FORMERLY NAMED VIMRx PHARMACEUTICALS INC.)


  1.  Purpose of Plan.

      The purpose of this Incentive and Non-Incentive Stock Option Plan ("Plan") is to further the growth and development of VIMRx Pharmaceuticals Inc. ("Company") and any subsidiaries thereof by encouraging selected employees, directors and other persons who contribute and are expected to contribute materially to the Company's success to obtain a proprietary interest in the Company through the ownership of stock, thereby providing such persons with an added incentive to promote the best interests of the Company and affording the Company a means of attracting to its service persons of outstanding ability.

  2.  Stock Subject to the Plan.

      An aggregate of 3,000,000/3/ shares of the Company's Common Stock, $.001 par value ("Common Stock") subject, however, to adjustment or change pursuant to paragraph 12 hereof, shall be reserved for issuance upon the exercise of options which may be granted from time to time in accordance with the Plan ("Options"). Such shares may be, in whole or in part, as the committee appointed by the Board of Directors to administer the Plan (hereinafter, the "Committee") shall from time to time determine, authorized but unissued shares or issued shares which have been reacquired by the Company. If, for any reason, an Option shall lapse, expire or terminate without having been exercised in full, the unpurchased shares covered thereby shall again be available for purposes of the Plan.

  3.  Administration.

      (a) Except as provided in paragraph (c) below, the Plan shall be administered by the Committee. The Board of Directors shall appoint the Committee from among its members. Such Committee shall be composed of two or more Directors who, to the extent practicable, shall be "outside directors" as defined in regulations under Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), and "non-employee directors" as defined by Regulation 240.16b-3 under the Securities Exchange Act of 1934, as amended. Such Committee shall have and may exercise any and all of the powers relating to the administration of the Plan and the grant of Options thereunder as are set forth in subparagraph 3(b) hereof as the

-----------------------
/3/ The Board of Directors has recommended that this be increased to 5,250,000. See Proposal 4. In the event the reverse stock split is effected, the aggregate number of shares under this plan if Proposal 4 is adopted would be 1,312,500.

     Board of Directors shall confer and delegate. The Board of Directors shall have power at any time to fill vacancies in, to change the membership of, or to discharge such Committee. The Committee shall select one of its members as its chairman and shall hold its meetings at such time and at such places as it shall deem advisable. A majority of such Committee shall constitute a quorum and such majority shall determine its action. Any action may be taken without a meeting by written consent of all the members of the Committee. The Committee shall keep minutes of its proceedings and shall report the same to the Board of Directors at the meeting next succeeding.

      (b) The Committee shall administer the Plan and, subject to the provisions of the Plan, shall have sole authority in its discretion to determine the persons to whom, and the time or times at which, Options shall be granted; the number of shares to be subject to each such Option; the provisions regarding exercisability of each Option; the expiration date of each Option; whether the Option shall contain a "cashless exercise" provision; whether all or any portion of the Options shall be incentive stock options ("Incentive Options") qualifying under Section 422A of the Code or stock options which do not so qualify ("Non-Incentive Options"); whether a Non-Incentive Option shall have limited transferability as permitted under the Plan; and whether a Non-Incentive Option granted to a non-employee shall terminate following the non-employee's termination of engagement in performing services for the Company or its subsidiaries pursuant to Section 9 of the Plan. Both Incentive Options and Non-Incentive Options may be granted to the same person at the same time provided each type of Option is clearly designated. In making such determinations, the Committee may take into account the nature of the services rendered by such persons, their present and potential contribution to the Company's success and such other factors as the Committee in its sole discretion may deem relevant. Subject to the express provisions of the Plan, the Committee shall also have authority to interpret the Plan; to prescribe, amend and rescind rules and regulations relating thereto; to determine the terms and provisions of the respective Option Agreements, which shall be substantially in the forms attached hereto as Exhibit A and Exhibit B; to amend the provisions of outstanding Options to provide for accelerated exercisability or the extension of the expiration date of such Options; and to make all other determinations necessary or advisable for the administration of the Plan, all of which determinations shall be conclusive and not subject to review.

      (c) The Board of Directors may administer the Plan, in lieu of and with the same powers as the Committee, with respect to any Options granted or to be granted under the Plan, provided that such administration is consistent with the provisions of Section 162(m) of the Code.

  4.  Eligibility for Receipt of Options.

      (a) Incentive Options. Incentive Options may be granted only to employees (including officers) of the Company and/or any of its subsidiaries. A director of the Company or any subsidiary who is not an employee of the Company or of one of its subsidiaries is not eligible to receive Incentive Options under the Plan. Further, Incentive Options may not be granted to any person who, at the time the Incentive Option is granted, owns (or is considered as owning within the meaning of Section 425(d) of the Code) stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or any subsidiary (10% Owner), unless at the time the Incentive Option is granted to the 10% Owner, the option price is at least 110% of the fair market value of the Common Stock subject thereto and such Incentive Option by its terms is not exercisable subsequent to five years from the date of grant. The aggregate fair market value (determined as of the time an Incentive Option is granted) of the shares of the Company's Common Stock initially purchasable upon exercise of an Incentive Option during any calendar year may not exceed $100,000.

      (b) Non-Incentive Options. Non-Incentive Options may be granted to any employees (including employees who have been granted Incentive Options), directors, consultants, agents, independent contractors and other persons whom the Board of Directors (or Committee) determines will contribute to the Company's success.

      (c) The maximum number of shares that may be subject to options under this Plan granted during any calendar year to any executive officer of the Company is 800,000 shares.

      (d) In the event an outstanding Incentive Option or a portion thereof no longer qualifies as an incentive stock option under Section 422A of the Code, such Option or portion thereof, as applicable, thereafter shall be deemed a Non-Incentive Option under the Plan.

  5.  Option Price.

      The purchase price of the shares of Common Stock under each Option shall be determined by the Committee, which determination shall be conclusive and not subject to review, but in no event shall the purchase price be less than 100% of the fair market value of the Common Stock on the date of grant in the case of Incentive Options (110% of fair market value in the case of Incentive Options granted to a 10% Owner) and 50% of the fair market value of the Common Stock on the date of the grant in the case of Non-Incentive Options.

      For purposes of the Plan, unless the Committee determines otherwise, the fair market value" of a share of Common Stock as of a certain date shall be the closing sale price of the Common Stock on The Nasdaq Stock Market or, if the Common Stock is not then traded on The Nasdaq Stock Market, such national securities exchange on which the Common Stock is then traded, on the trading date immediately preceding the date the fair market value is being determined. The Committee may make such other determination of fair market value, based on other factors, as it shall deem appropriate.

      For purposes of the Plan, the date of grant of an Option shall be the date on which the Committee shall by resolution duly authorize such Option.

  6.  Term of Options.

      The term of each Option shall be such number of years as the Committee shall determine, subject to earlier termination as herein provided, but in no event more than ten years from the date the Option is granted.

  7.  Exercise of Options.

      (a) Each Option shall be exercisable to the extent determined by the Committee, but in no event shall an Option be exercisable until at least six months from the date of grant, except as otherwise provided in Paragraph 13 herein.

      (b) An Option may not be exercised for fractional shares of the Company's Common Stock.

      (c) Except as provided in paragraphs 9, 10 and 11 hereof, and unless determined otherwise by the Committee with respect to Non-Incentive Options granted to non-employees, no Option shall be exercisable unless the holder thereof shall have been an employee, director, consultant, agent, independent contractor or other person employed by or engaged in performing services for the Company and/or a subsidiary continuously from the date of grant to the date of exercise.

      (d) The exercise of an Option shall be contingent upon receipt from the holder thereof of a written representation that at the time of such exercise it is the optionee's then present intention to acquire the Option shares for investment and not with a view to the distribution or resale thereof (unless a Registration Statement covering the shares purchasable upon exercise of the Options shall have been declared effective by the Securities and Exchange Commission) and upon receipt by the Company of cash, or a check to its order, for the full purchase price of such shares. The Committee may, in its discretion, include a "cashless exercise" provision in the applicable Option Agreement, in which event the optionee will be permitted (i) to deliver previously owned shares of Common Stock with a fair market value equal to the exercise price in payment of the full purchase price of such shares, or (ii) to request that the Company withhold shares of Common Stock issuable upon exercise of such Option with a fair market value equal to the exercise price of the shares being purchased under the Option (thereby reducing the number of shares issuable upon exercise of the Option).

      (e) The holder of an Option shall have none of the rights of a stockholder with respect to the shares purchasable upon exercise of the Option until a certificate for such shares shall have been issued to the holder upon due exercise of the Option.

      (f) The proceeds received by the Company upon exercise of an Option shall be added to the Company's working capital and be available for general corporate purposes.

  8.  Transferability of Options.

      No Option granted pursuant to the Plan shall be transferable otherwise than by will or the laws of descent or distribution and an Option may be exercised during the lifetime of the holder only by such holder, provided, however, that the Committee may provide for transferability of a Non-Incentive Option to an optionee's family members or family trusts.

  9.  Termination of Employment or Engagement.

      (a) Except as provided in paragraph (b) below, in the event the employment of the holder of an Option shall be terminated by the Company or a subsidiary for any reason other than by reason of death or disability, or the engagement of a non-employee holder of a Non-Incentive Option shall be terminated by the Company or a subsidiary for any reason, such holder may, within three months from the date of such termination, exercise such Option to the extent such Option was exercisable by such holder at the date of such termination. Notwithstanding the foregoing, no Option may be exercised subsequent to the date of its expiration. Absence on leave approved by the employer corporation shall not be considered an interruption of employment for any purpose under the Plan. In addition, at the discretion of the Committee, the exercisability of an outstanding Non-Incentive Option may be extended to a date determined by the Committee but not beyond ten years from the date of grant.

      (b) The Committee may, in its discretion, at the time of grant or by amending the applicable outstanding Non-Incentive Option, delete the foregoing termination provision with respect to a Non-Incentive Option granted to a non-employee of the Company or its subsidiaries.

      (c) Nothing in the Plan or in any Option Agreement granted hereunder shall confer upon any Optionholder any right to continue in the employ of the Company or any subsidiary or obligate the Company or any subsidiary to continue the engagement of any Optionholder or interfere in any way with the right of the Company or any such subsidiary to terminate such Optionholder's employment or engagement at any time.

  10.  Disability of Holder of Option.

       If the employment of the holder of an Option shall be terminated by reason of such holder's disability, such holder may, within twelve months from the date of such termination, exercise such option to the extent such Option was exercisable by such holder at the date of such termination. Notwithstanding the foregoing, no Option may be exercised subsequent to the date of its expiration.

  11.  Death of Holder of Option.

       If the holder of any Option shall die while in the employ of, or while performing services for, the Company or one or more of its subsidiaries (or within six months following termination of employment due to disability), the Option theretofore granted to such person may be exercised, but only to the extent such Option was exercisable by the holder at the date of death (or, with respect to employees, the date of termination of employment due to disability) by the legatee or legatees of such person under such person's Last Will, or by such person's personal representative or distributees, within twelve months from the date of death but in no event subsequent to the expiration date of the Option.

  12.  Adjustments Upon Changes in Capitalization.

       If at any time after the date of grant of an Option, the Company shall by stock dividend, split-up, combination, reclassification or exchange, or through merger or consolidation or otherwise, change its shares of Common Stock into a different number or kind or class of shares or other securities or property, then the number of shares covered by such Option and the price per share thereof shall be proportionately adjusted for any such change by the Committee whose determination thereon shall be conclusive.

  13.  Acceleration of Exercisability Upon Change in Control.

       Upon the occurrence of a "change in control" of the Company (as defined below), all outstanding Options shall become immediately fully exercisable. For purposes of the Plan, a "change in control" of the Company shall mean (i) the acquisition at any time by a "person" or "group" (as such terms are used Sections 13(d) and 14(d)(2) of the Exchange Act of beneficial ownership (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities representing 50% or more of the combined voting power in the election of directors of the then outstanding securities of the Company or any successor or the Company; (ii) the termination of service of directors, for any reason other than death, disability or retirement from the Board of Directors, during any period of two consecutive years or less, of individuals who at the beginning of such period constituted a majority of the Board of Directors, unless the election of or nomination for election of each new director during such period was approved by a vote of at least two-thirds of the directors still in office who were directors at the beginning of the period; (iii) approval by the stockholders of the Company of any merger, consolidation, or statutory share exchange as a result of which the Common Stock shall be changed, converted or exchanged (other than a merger, consolidation or share exchange with a wholly-owned Subsidiary) or liquidation of the Company or any sale or disposition of 80% or more of the assets or earning power or the Company; or (iv) approval by the stockholders of the Company of any merger, consolidation, or statutory share exchange to which the Company is a party as a result of which the persons who were stockholders immediately prior to the effective date of the merger, consolidation or share exchange shall have beneficial ownership of less than 50% of the combined voting power in the election of directors of the surviving corporation; provided, however, that no change in control shall be deemed to have occurred if, prior to such time as a change in control would otherwise be deemed to have occurred, the Company's Board of Directors deems otherwise.

  14.  Vesting of Rights Under Options.

       Neither anything contained in the Plan nor in any resolution adopted or to be adopted by the Committee, the Board of Directors or the stockholders of the Company shall constitute the vesting of any rights under any Option. The vesting of such rights shall take place only when a written Option Agreement, substantially in the form of the Incentive Stock Option Agreement attached hereto as Exhibit A or the Non-Incentive Stock Option Agreement attached hereto as Exhibit B, shall be duly executed and delivered by and on behalf of the Company and the person to whom the Option shall be granted.

  15.  Withholding Taxes.

       Whenever under the Plan shares are to be issued in satisfaction of the exercise of

Options granted thereunder, the Company shall have the right to require the recipient to remit to the Company an amount sufficient to satisfy federal, state and local withholding tax requirements prior to the delivery of any certificate or certificates for such shares.

  16.  Termination and Amendment.

       The Plan, which was adopted by the Board of Directors on February 6, 1997 and is subject to stockholder approval, shall terminate on February 6, 2007 and no Option shall be granted under the Plan after such date. The Board of Directors may at any time prior to such date terminate the Plan or make such modifications or amendments thereto as it shall deem advisable, provided, however, that shareholder approval shall be required:

  (i)    to increase the number of shares reserved for issuance under the Plan;

  (ii) materially increase the benefits accruing to participants under the Plan;

  (iii) materially modify the requirements of eligibility for participation in the Plan; or

  (iv) if otherwise required to comply with the incentive stock option provisions of Section 162(m) of the Code or the listed company requirements of The Nasdaq Stock Market or of a national securities exchange on which the Common Stock is then traded, and, provided, further, that no modification or amendment shall adversely affect the rights of a holder of an Option previously granted under the Plan without such holder's written consent.

                            NEXELL THERAPEUTICS INC.
                   PROXY SOLICITED BY THE BOARD OF DIRECTORS
                     FOR THE ANNUAL MEETING OF STOCKHOLDERS

                            TO BE HELD JUNE 14, 2000


The undersigned hereby appoints RICHARD L. DUNNING and WILLIAM A. ALBRIGHT, JR., and each of them, as attorneys and proxies of the undersigned, with full power of substitution, to vote all of the shares of Common Stock of Nexell Therapeutics Inc. which the undersigned may be entitled to vote at the Annual Meeting of Stockholders of Nexell Therapeutics Inc. to be held at the Doubletree Hotel, 90 Pacifica Avenue, Irvine, California on Wednesday, June 14, 2000 at 9:00 a.m., Pacific Daylight Time, and at any and all continuations and adjournments thereof, with all powers that the undersigned would possess if personally present, upon and in respect of the following matters and in accordance with the following instructions, with discretionary authority as to any and all other matters that may properly come before the meeting.

UNLESS A CONTRARY DIRECTION IS INDICATED, THIS PROXY WILL BE VOTED FOR ALL NOMINEES LISTED IN PROPOSAL 1 AND FOR PROPOSAL 2 THROUGH 6 AS MORE SPECIFICALLY DESCRIBED IN THE PROXY STATEMENT. IF SPECIFIC INSTRUCTIONS ARE INDICATED, THIS PROXY WILL BE VOTED IN ACCORDANCE THEREWITH. THE BOARD OF DIRECTORS OF THE COMPANY RECOMMENDS A VOTE IN FAVOR OF ALL OF THE NOMINEES LISTED IN PROPOSAL 1 AND FOR APPROVAL OF PROPOSALS 2 THROUGH 6.

(CONTINUED ON OTHER SIDE)

[X]  Please mark your vote as in this example.

PROPOSAL 1:  To elect a Board of eight directors.

     [_] FOR all nominees          [_] WITHHOLD                      Nominees:
         listed at right               AUTHORITY to vote             Richard L. Dunning
         (except as marked             for all nominees listed       Donald G. Drapkin
         to the contrary below).       at right.                     Eric A. Rose, M.D.
                                                                     Victor W. Schmitt
                                                                     C. Richard Piazza
                                                                     Joseph A. Mollica, Ph.D.
                                                                     Richard L. Casey
                                                                     L. William McIntosh


To withhold authority to vote for any nominee(s), write such nominee(s)' name(s) below:
-------------------------------------------------------------------------------

PROPOSAL 2:  To approve a proposal to amend the Company's Amended and Restated
             Certificate of Incorporation, as amended, to effect a 1 for 4 reverse stock split, whereby the Company would issue one new share of Common Stock in exchange for four shares of outstanding Common Stock.

           [_]  FOR             [_]  AGAINST             [_]  ABSTAIN

PROPOSAL 3:  Conditioned upon approval of Proposal 2, to approve a proposal to amend the Company's Amended and Restated Certificate of Incorporation, as amended, to reduce the authorized shares of Common Stock from 160,000,000 to 80,000,000.

           [_]  FOR             [_]  AGAINST             [_]  ABSTAIN

PROPOSAL 4:  To increase the number of shares of Common Stock issuable under the
             Company's 1997 Incentive and Non-Incentive Stock Option Plan from 3,000,000 to 5,250,000.

           [_]  FOR             [_]  AGAINST             [_]  ABSTAIN

PROPOSAL 5:  To approve an extension to the terms of options granted to directors Donald G. Drapkin and Eric A. Rose, M.D.

           [_]  FOR             [_]  AGAINST             [_]  ABSTAIN

PROPOSAL 6:  To ratify the appointment of KPMG LLP as independent auditors of the Company for the year ending December 31, 2000.

           [_]  FOR             [_]  AGAINST             [_]  ABSTAIN

PLEASE VOTE, DATE AND PROMPTLY RETURN THIS PROXY IN THE ENCLOSED RETURN ENVELOPE, WHICH IS POSTAGE PREPAID IF MAILED IN THE UNITED STATES. THANK YOU.

Signature(s):                                    Date:
             ------------------------------------     -------------------
Note: Please sign exactly as your name appears hereon. If the stock is registered in the names of two or more persons, each should sign. Executors, administrators, trustees, guardians and attorneys-in-fact should add their titles. If signer is a corporation, please give full corporate name and have a duly authorized officer sign, stating title. If signer is a partnership, please sign in partnership name by authorized person.